Exhibit 10.1

Execution Copy

CREDIT AGREEMENT

Dated as of March 7, 2013

among

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP,

as the Borrower,

LANDMARK APARTMENT TRUST OF AMERICA, INC.,

and

CERTAIN SUBSIDIARIES OF

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP,

FROM TIME TO TIME PARTY HERETO,

as Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent,

CITIBANK, N.A.,

as Syndication Agent,

and

The Other Lenders Party Hereto

MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

ARTICLE IV
CONDITIONS PRECEDENT TO LOANS

4.01	Conditions of Initial Borrowing	61
4.02	Conditions to all Borrowings	66

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	68
5.02	Authorization; No Contravention	68
5.03	Governmental Authorization; Other Consents	68
5.04	Binding Effect	69
5.05	Financial Statements; No Material Adverse Effect	69
5.06	Litigation	70
5.07	No Default	70
5.08	Ownership of Property; Liens	70
5.09	Insurance	70
5.10	Commercial Loan	71
5.11	Taxes	71
5.12	ERISA Compliance	71
5.13	Subsidiaries; Equity Interests; Loan Parties	72
5.14	Margin Regulations; Investment Company Act	72
5.15	Disclosure	72
5.16	Compliance with Laws	73
5.17	Property Condition	74
5.18	Solvency	75
5.19	Leases	75
5.20	Contracts	75
5.21	Collateral Documents	75
5.22	Flood Zone	76
5.23	Management Agreement	76
5.24	OFAC	76
5.25	Loan Broker	76

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements	76
6.02	Certificates; Other Information	77
6.03	Notices	80
6.04	Appraisals	81
6.05	Payment of Obligations	81
6.06	Preservation of Existence, Etc.	82
6.07	Maintenance of Properties	82
6.08	Maintenance of Insurance	83
6.09	Compliance with Laws	86

6.10	Reporting Compliance	86
6.11	Books and Records	87
6.12	Inspection Rights	87
6.13	Use of Proceeds	87
6.14	Additional Guarantors	87
6.15	Intentionally Omitted	88
6.16	Further Assurances	88
6.17	Leases; Use of Rents	88
6.18	Management of the Collateral Properties	89
6.19	Material Contracts	90
6.20	[Intentionally Omitted]	90
6.21	Maintenance of REIT Status	90
6.22	Casualties to Collateral Properties	90
6.23	Condemnation of Collateral Properties	93
6.24	Application of Proceeds of Casualty or Condemnation to Loan	94
6.25	Statement Concerning Loan Documents	94
6.26	Subsidiary Guarantors as SPEs; Other Covenants	94

	ARTICLE VII
	NEGATIVE COVENANTS

7.01	Liens	95
7.02	Indebtedness	96
7.03	Investments	97
7.04	Fundamental Changes	97
7.05	Dispositions	98
7.06	Restricted Payments	98
7.07	Change in Nature of Business	99
7.08	Transactions with Affiliates	99
7.09	Burdensome Agreements	99
7.10	Zoning and Uses	100
7.11	Use of Proceeds	100
7.12	Financial Covenants	100
7.13	Contracts	100
7.14	Amendments of Organization Documents	101
7.15	Accounting Changes	101

	ARTICLE VIII
	EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	101
8.02	Remedies Upon Event of Default	103
8.03	Application of Funds	104

	ARTICLE IX
	ADMINISTRATIVE AGENT

9.01	Appointment and Authority	105
9.02	Rights as a Lender	106
9.03	Exculpatory Provisions	106
9.04	Reliance by Administrative Agent	107
9.05	Delegation of Duties	107
9.06	Resignation of Administrative Agent	107
9.07	Non-Reliance on Administrative Agent and Other Lenders	109
9.08	No Other Duties, Etc.	109
9.09	Administrative Agent May File Proofs of Claim	109
9.10	Collateral and Guaranty Matters	110
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	111

	ARTICLE X
	CONTINUING GUARANTY

10.01	Guaranty	112
10.02	Rights of Lenders	112
10.03	Certain Waivers	113
10.04	Obligations Independent	113
10.05	Subrogation	113
10.06	Termination; Reinstatement	113
10.07	Subordination	114
10.08	Stay of Acceleration	114
10.09	Condition of Borrower	114
10.10	Limitations on Enforcement	114
10.11	Contribution	114
10.12	Keepwell	115

	ARTICLE XI
	MISCELLANEOUS

11.01	Amendments, Etc.	116
11.02	Notices; Effectiveness; Electronic Communications	117
11.03	No Waiver; Cumulative Remedies; Enforcement	119
11.04	Expenses; Indemnity; Damage Waiver	120
11.05	Payments Set Aside	122
11.06	Successors and Assigns	122
11.07	Treatment of Certain Information; Confidentiality	126
11.08	Right of Setoff	127
11.09	Interest Rate Limitation	127
11.10	Counterparts; Integration; Effectiveness	128
11.11	Survival of Representations and Warranties	128
11.12	Severability	128
11.13	Replacement of Lenders	128

11.14	Governing Law; Jurisdiction; Etc.	129
11.15	Waiver of Jury Trial	130
11.16	No Advisory or Fiduciary Responsibility	131
11.17	Electronic Execution of Assignments and Certain Other Documents	131
11.18	USA PATRIOT Act	131

SIGNATURES		S-1

SCHEDULES

2.01	Commitments and Applicable Percentages
2.16(a)	Certain Nominated Properties
5.08	Collateral Properties; Subsidiary Guarantors; Release Prices; Certain Reports
5.13	Loan Parties; Equity Interests
7.01	Existing Liens
7.02	Existing Indebtedness
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Joinder Agreement
F	Solvency Certificate
G	Survey Requirements
H	U.S. Tax Compliance Certificates
I	Secured Party Designation Notice

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of March 7, 2013, among LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP, a Virginia limited partnership (the “Borrower”), LANDMARK APARTMENT TRUST OF AMERICA, INC., a Maryland corporation (the “REIT”) and the other GUARANTORS from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a term loan facility, and the Lenders are willing to do so, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 11.18.

“Additional Secured Obligations” means (i) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and (ii) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of (a) at any time during the Availability Period, the Aggregate Commitments represented by such Lender’s Commitment at such time and (b) thereafter, the Outstanding Amount represented by the principal amount of such Lender’s Loans at such time, in each case, subject to adjustment as provided in Section 2.17. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the applicable percentage per annum set forth below determined by reference to the Debt Yield as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Debt Yield	Eurodollar Rate	Base Rate
1	≥ 9.50%	2.50%	1.50%
2	< 9.50%	2.75%	1.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Debt Yield shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 2 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(6) for the fiscal quarter of the REIT ending June 30, 2013, the Pricing Level determined based on the Debt Yield as set forth in the Pro Forma Closing Date Compliance Certificate shall apply and (ii) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Appraisal” means, with respect to any Collateral Property or any Nominated Property, an “as-is” market value appraisal prepared by an Appraiser and complying in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and the Uniform Standards for Professional Appraisal Practice (USPAP), and otherwise in the reasonable judgment of the Administrative Agent in form and substance adequate to satisfy all legal requirements applicable to the Administrative Agent and the Lenders.

“Appraised Value” means, for any Collateral Property, the appraised “as is” value indicated as such for that Collateral Property reflected in the Appraisal thereof most recently delivered to and approved by the Administrative Agent pursuant to Section 4.01(a)(i), Section 2.14(b)(iv), Section 2.16 or Section 6.04, as applicable.

“Appraiser” means any “state certified general appraiser” as such term is defined and construed under applicable regulations and guidelines issued pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, which appraiser must have been licensed and certified by the applicable Governmental Authority having jurisdiction in the state in which the applicable Collateral Property is located, and which appraiser shall have been selected by the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., in their capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Assignment of Leases” means an Assignment of Leases and Rents, in form and substance satisfactory to the Administrative Agent and delivered by a Subsidiary Guarantor to the Administrative Agent (on behalf of the Secured Parties).

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the date that falls six months after the Closing Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06 and (c) the date of termination of the Commitment of each Lender pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Baseline Environmental Reports” means, collectively, each environmental survey and assessment report set forth on Schedule 5.08 relating to each Initial Collateral Property and each other environmental site assessment report delivered to the Administrative Agent, and either addressed to the Administrative Agent or upon which the Administrative Agent is entitled to rely pursuant to a reliance letter in form and content reasonably acceptable to the Administrative Agent, pursuant to Section 2.16(a)(ii)(B) complying with the requirements thereof.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capex Reserve” means, for any Real Property, an amount equal to the product of (i) $250 multiplied by (ii) the number of units located at such Real Property.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalization Rate” means six and one-half percent (6.50%).

“Capped Mortgage” means any Mortgage which, pursuant to its express terms, limits the maximum principal amount that may be secured by such Mortgage to less than the Outstanding Amount as of the date of such Mortgage.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the REIT or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of the REIT or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with a Loan Party or any Subsidiary, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Loan Party or any Subsidiary, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, however, that for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Casualty” means any act or occurrence of any kind or nature that results in damage, loss or destruction to any Collateral Property.

“Casualty Proceeds Disbursement Threshold” has the meaning specified in Section 6.22(b).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the REIT entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities (other than limited partnership interests in the Borrower) that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the REIT cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the REIT, or control over the equity securities of the REIT entitled to vote for members of the board of directors or equivalent governing body of the REIT on a fully-diluted basis (and taking into account all such securities (other than limited partnership interests in the Borrower) that such Person or Persons have the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities; or

(d) (i) the REIT shall cease to be the sole general partner of the Borrower or shall cease to (x) own, directly, 100% of the general partnership interests of the Borrower and (y) Control the Borrower, (ii) any holder of a limited partnership interest in the Borrower is provided with or obtains voting rights with respect to such limited partnership interest that are more expansive in any material respect than the voting rights afforded to limited partners of the Borrower under the Organization Documents of the Borrower in effect on the Closing Date or (iii) the REIT’s interest in the Borrower shall cease to be its principal asset;

(e) the Borrower shall cease, directly or indirectly, to own and Control legally and beneficially all of the Equity Interests of each of the Subsidiary Guarantors, except for the Disposition of a Guarantor expressly permitted under this Agreement.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other Property and Property Interests that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Mortgages, the General Assignments, the Assignments of Leases and all other security agreements and other similar instruments and agreements between any Loan Party and the Lenders or the Administrative Agent for the benefit of the Secured Parties now or hereafter delivered to the Administrative Agent or the Lenders pursuant to or in connection with the transactions contemplated hereby, all financing statements (or comparable documents) now or hereafter filed in accordance with the UCC (or comparable law) against any Loan Party as debtor in favor of the Lenders or the Administrative Agent for the benefit of the Secured Parties as secured party, and each of the other agreements, instruments or documents that creates or purports to create perfect or protect a Lien in favor of the Lenders and/or the Administrative Agent for the benefit of the Secured Parties.

“Collateral Property” means one of the properties identified on Schedule 5.08 or otherwise offered by the Borrower and accepted as a new Collateral Property pursuant to Section 2.16(a), together with all Improvements, personal Property, contract rights, leases and other Collateral relating to such Property, unless and until such Property is released pursuant to Section 2.16(c) or 3.01(b).

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Article II in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Condemnation” means a condemnation, taking, voluntary conveyance or use of all or part of any Collateral Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting such Collateral Property or any portion thereof.

“Condemnation Awards” means all compensation, awards, damages, rights of action and proceeds awarded to and actually received by any Loan Party by reason of a Condemnation.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means for any period for the REIT and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the REIT and its Subsidiaries for such period, (iii) depreciation and amortization expense and (iv) other non-recurring expenses of the REIT and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the REIT and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date less (ii) the aggregate amount of all Capital Expenditures during such period to (b) the sum of (i) Consolidated Interest Charges for such period, (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money of the REIT and its Subsidiaries for such period, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness not prohibited under Section 7.02, (iii) the aggregate amount of all Restricted Payments made by the REIT and its Subsidiaries during such period and (iv) the aggregate amount of Federal, state, local and foreign income taxes paid in cash by the REIT and its Subsidiaries for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the REIT and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the REIT or any Subsidiary, and (g) the Consolidated Group Pro Rata Share of Indebtedness of Unconsolidated Affiliates, in each case on such date.

“Consolidated Group” means, collectively, the Loan Parties and their Consolidated Subsidiaries.

“Consolidated Group Pro Rata Share” means, with respect to any Unconsolidated Affiliate, the percentage interest held by the Consolidated Group, in the aggregate, in such Unconsolidated Affiliate determined by calculating the percentage of Equity Interests of such Unconsolidated Affiliate owned by the Consolidated Group.

“Consolidated Interest Charges” means, for any period, for the REIT and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the REIT and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets with respect to such period, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of the REIT and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for the REIT and its Subsidiaries on a consolidated basis, the net income of the REIT and its Subsidiaries (excluding extraordinary gains and extraordinary losses for that period). “Consolidated Net Income” shall be adjusted to remove any impact of the expensing of acquisition costs pursuant to FAS 141 (revised), as issued by the Financial Accounting Standards Board in December of 2007, and effective January 1, 2009, including, without limitation, (i) the addition to Consolidated Net Income of costs and expenses related to ongoing consummated acquisition transactions during such period; and (ii) the subtraction from Consolidated Net Income of costs and expenses related to acquisition transactions terminated during such period.

“Consolidated Subsidiaries” means, as to any Person, all Subsidiaries of such Person that are consolidated with such Person for financial reporting purposes under GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debt Yield” means, as of the last day of any fiscal quarter, the ratio of (a) Net Operating Income from all Collateral Properties for such fiscal quarter annualized on a basis reasonably acceptable to the Administrative Agent to (b) the Outstanding Amount as of such date.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date of such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (or any interest in any property) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any leases and other similar grants of interests that constitute Permitted Encumbrances.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible Property” means any real property the use of which is limited solely to the rental of multifamily residential apartments that:

(a) is located in the continental United States;

(b) is not unimproved land or property under development;

(c) is free of all structural defects, architectural deficiencies, environmental conditions and other adverse matters that, in the determination of the Administrative Agent, individually or in the aggregate, have had or could reasonably be likely to have a Material Adverse Effect or a Material Adverse Property Effect;

(d) is, or upon its inclusion as a Collateral Property shall be, free from of all title defects, Liens, negative pledges and other encumbrances (including mechanics’ and materialmen’s Liens), other than Liens created by the Loan Documents, Liens for Real Estate Taxes not yet due and payable, rights of Lessees under Leases as tenants only and other Permitted Encumbrances that are acceptable to the Administrative Agent;

(e) the owner thereof has the right to Dispose of such property and to grant Liens on such property in favor of the Administrative Agent, for the benefit of the Secured Parties;

(f) is, or upon its inclusion as a Collateral Property shall be, owned in fee simple by a Guarantor that is a wholly-owned Domestic Subsidiary of the Borrower; and

(g) with respect to which, upon its inclusion as a Collateral Property, the Borrower and the Subsidiary Guarantor that owns such property shall be able to make the representations and warranties set forth herein with respect to such Collateral Property and such Subsidiary Guarantor without conditions or exceptions.

“Environmental Indemnity Agreement” means an environmental indemnity agreement in form and substance satisfactory to the Administrative Agent.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any

ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or is in endangered or critical status (within Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (i) the failure to make any required contribution to a Multiemployer Plan if the amount of the unpaid contribution is material and if the requirement to make the contribution is not being contested in good faith by the Borrower or an ERISA Affiliate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “Eligible Contract Participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.12 and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Maturity Date” has the meaning specified in Section 2.14(a).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDPA” means the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means one or more letter agreements, each dated as of the Closing Date, among the Borrower, the Administrative Agent and/or one or more of the Arrangers.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means, with respect to any period and without duplication, an amount equal to the Consolidated Net Income for such period, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures; provided that “Funds From Operations” shall exclude impairment charges, charges from the early extinguishment of indebtedness and other non-cash charges as evidenced by a certification of a Responsible Officer of the REIT containing calculations in reasonable detail satisfactory to the Administrative Agent delivered to the Administrative Agent contemporaneous with the delivery of financial statements furnished pursuant to subsections (a) or (b) of Section 6.01. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect “Funds From Operations” on the same basis.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Assignment” means an Assignment of Contracts, Governmental Approvals and Project Documents, in form and substance satisfactory to the Administrative Agent and delivered by a Subsidiary Guarantor to the Administrative Agent (on behalf of the Secured Parties).

“Government Approval” means any action, authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority, including all licenses, permits, allocations, authorizations, approvals and certificates obtained by or in the name of, or assigned to, the Borrower or any Subsidiary

Guarantor and used in connection with the ownership, construction, operation, use or occupancy of the Collateral Properties, including building permits, certificates of occupancy, zoning and planning approvals, business licenses, licenses to conduct business, and all such other permits, licenses and rights.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantors” means, collectively, (i) the REIT, (ii) each Subsidiary identified as a “Guarantor” on the signature pages hereto and (iii) each other Subsidiary that becomes a guarantor of the Secured Obligations in accordance with Section 6.14, in each case, to the extent such Subsidiary is not released from its guarantee of the Secured Obligations by the Administrative Agent in accordance with the provisions of this Agreement.

“Guaranty” means the Guaranty made by the Guarantors under Article X in favor of the Secured Parties.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, at the time it enters into a Swap Contract not prohibited under Article VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement; and provided further that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Improvements” means all buildings, fixtures, structures, parking areas, landscaping and other improvements whether existing now or hereafter constructed, together with all machinery and mechanical, electrical, HVAC and plumbing systems presently located thereon and used to the operation thereof, excluding (a) any such items owned by utility service providers, (b) any such items owned by tenants or other third parties unaffiliated with the Borrower and its Subsidiaries and (c) any items of personal property.

“Inclusion Effective Date” has the meaning specified in Section 2.16(a)(iii).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Collateral Properties” means the Collateral Properties listed on Schedule 5.08 as of the Closing Date.

“Initial Financial Statements” means the unaudited consolidated balance sheet of the REIT and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the REIT and its Subsidiaries.

“Insurance Premiums” means the premiums payable by the Loan Parties with respect to the insurance required pursuant to Section 6.08.

“Insurance Proceeds” means all insurance proceeds, damages, claims and rights of action and the right thereto under any insurance policies relating to the Collateral Properties.

“Interest Payment Date” means, the tenth (10th) day of each month and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joinder Documents” means, collectively, the one or more Joinder Agreements among the Administrative Agent (on behalf of the Secured Parties), the Borrower and a Guarantor which is to become a Guarantor hereunder at any time after the Closing Date, in substantially the form of Exhibit F, together with all other documents, instruments and certificates required by any such Joinder Agreement to be delivered by such Guarantor to the Administrative Agent on the date such Subsidiary becomes a Guarantor hereunder.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, Governmental Approvals, and administrative orders, directed duties, requests of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means, each existing or future lease, sublease (to the extent of any Subsidiary Guarantor’s rights thereunder), license, concession or other agreement under the terms of which any Person has or acquires any right to occupy or use a Collateral Property, or any part thereof, or interest therein, and each existing or future guaranty of payment or performance thereunder, and all extensions, renewals, modifications and replacements of each such lease, sublease, license, concession, agreement or guaranty.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lessee” means each tenant, subtenant, occupant, licensee or concessionaire under any Lease.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever

(including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means, collectively, this Agreement, each Note, each Collateral Document, the Fee Letter, each Environmental Indemnity Agreement, each Property Management Subordination Agreement and all other documents delivered to the Administrative Agent or the Lenders in connection therewith.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the REIT or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; (d) a material adverse effect upon the Administrative Agent’s Liens in any of the Collateral securing the Loans or the priority of any such Liens; or (e) a material adverse effect upon the rights, remedies or interests of the Administrative Agent or the Secured Parties in or under the Loans or any of the Loan Documents.

“Material Adverse Property Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, liabilities (actual or contingent), or condition (financial or otherwise) of any Subsidiary Guarantor; (b) a material adverse change in, or a material adverse effect upon, the ownership, operation, use or value of any Collateral Property; or (c) a material impairment of the ability of any Collateral Property to comply with the requirements of the Loan Documents applicable to such Collateral Property.

“Material Condemnation” means a Condemnation (a) of any portion of any Collateral Property unless the portion so taken constitutes less than ten percent (10%) of the land constituting part of such Collateral Property, such taken land is located along the perimeter or periphery of the Collateral Property land and no portion of any improvements is located on such land, or (b) of such portion of any Collateral Property which when so taken would, in the Administrative Agent’s reasonable determination, leave remaining a balance of such Collateral Property which, due to the amount and/or nature of the area so taken and/or the location of the area taken in relation to the area not so taken, (i) would not, under economic conditions, applicable zoning laws, building regulations and the requirements of this Agreement, the Leases and the Permitted Encumbrances permit the Restoration of such Collateral Property.

“Material Contract” means, with respect to any Person, each contract the breach of which would, or could reasonably be expected to, result in a Material Adverse Effect or a Material Adverse Property Effect.

“Maturity Date” means the later of (a) March 7, 2015 and (b) if maturity is extended pursuant to Section 2.14, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Availability” means, (a) for any date prior to the Extension Period, an amount equal to 75% of the sum of the Appraised Values of the Collateral Properties, and (b) for any date during the Extension Period, an amount equal to 70% of the sum of the Appraised Values of the Collateral Properties.

“Mortgage” means (i) a Mortgage, Assignment of Leases and Rents, Security Agreement, Fixture Filing and Financing Statement, (ii) a Deed of Trust, Assignment of Leases and Rents, Security Agreement, Fixture Filing and Financing Statement, (iii) a Deed to Secure Debt, Assignment of Leases and Rents, Security Agreement, Fixture Filing and Financing Statement or (iv) any similar document or instrument granting a Lien on or in a Collateral Property, in each case, in form and substance satisfactory to the Administrative Agent and delivered by one or more Subsidiary Guarantors to the Administrative Agent (on behalf of the Secured Parties).

“Mortgage Policy” has the meaning specified in Section 4.01(a)(iv)(F).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and covered by Title IV of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Operating Income” means, with respect to any Real Property for any fiscal quarter, an amount equal to (a) the aggregate gross revenues from the operation of such Real Property during such period from tenants in occupancy and paying rent, minus (b) the sum of all expenses and other proper charges incurred in connection with the operation of such Real Property during such period (including management fees (which deduction for management fees shall be an amount equal to the greater of (x) three percent (3.00%) of the amount of clause (a) above for such period and (y) the aggregate amount of any actual management, advisory or similar fees paid during such period) and accruals for Real Estate Taxes and Insurance Premiums, but excluding debt service charges, income taxes, depreciation, amortization and other non-cash expenses), which expenses and accruals shall be calculated in accordance with GAAP minus (c) the Capex Reserve divided by four.

“Net Proceeds” means the amount of all Insurance Proceeds paid as the result of a Casualty, after deduction of the costs and expenses (including fees of any insurance consultant or adjuster and reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.

“Net Restoration Award” means the amount of all awards and payments received on account of a Condemnation, after deduction of the costs and expenses (including reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.

“Nominated Property” has the meaning set forth in Section 2.16(a)(i).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of Loans after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but not including a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Encumbrances” for each Collateral Property: (a) any Lien created by the Loan Documents, (b) Liens for Real Estate Taxes not yet due and payable, (c) rights of Lessees under Leases as tenants only, (d) Permitted Title Exceptions, (e) easements, restrictions, agreements and covenants that are acceptable to the Administrative Agent in its reasonable discretion, (f) any Lien for the performance of work or the supply of materials affecting any Collateral Property unless the applicable Loan Party fails to discharge such Lien by payment or bonding (in accordance with statutory bonding requirements the effect of which is to release such Lien from the affected Collateral Property and to limit the Lien claimant’s rights to a recovery on the bond) on or prior to the date that is the earlier of (i) thirty (30) days after the date of filing of such Lien, and (ii) the date on which the Collateral Property or the applicable Loan Party’s interest therein is subject to risk of sale, forfeiture, termination, cancellation or loss and (g) any Lien consisting of the rights of a lessor under equipment leases which are entered into in compliance with Section 7.02.

“Permitted Title Exceptions” means as to any Collateral Property, the outstanding liens, easements, restrictions, security interests and other exceptions to title expressly set forth in the Mortgage Policy insuring the lien of the Mortgage encumbering such Collateral Property.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but not including a Multiemployer Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Property Condition Reports” means, collectively, each physical property condition assessment report set forth on Schedule 5.08 relating to each Initial Collateral Property and each other physical property condition assessment report delivered to the Administrative Agent, and either addressed to the Administrative Agent or upon which the Administrative Agent is entitled to rely pursuant to a reliance letter in form and content reasonably acceptable to the Administrative Agent, pursuant to Section 2.16(a)(ii)(B) complying with the requirements thereof.

“Property Management Agreement” means each Property Management Agreement with respect to a Collateral Property entered into between the Subsidiary Guarantor that owns such Collateral Property and the Property Manager.

“Property Management Subordination Agreement” means a Property Management Subordination Agreement for each Collateral Property, in form and substance satisfactory to the Administrative Agent, to be executed, dated and delivered by the Property Manager and the Subsidiary Guarantor that owns the applicable Collateral Property to the Administrative Agent (on behalf of the Secured Parties) pursuant to Section 4.01(a)(iv)(D) or Section 2.16(a)(iii)(B), as applicable.

“Property Manager” means ATA Property Management, LLC.

“Proposed Inclusion Date” has the meaning specified in Section 2.16(a)(i).

“Public Lender” has the meaning specified in Section 6.02.

“Real Estate Taxes” means all real estate taxes and all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, all charges for utilities and all other public charges whether of a like kind or different nature, imposed upon or assessed against any Loan Party with respect to the Collateral Properties or any part thereof, the Collateral Properties or any part thereof, or upon the revenues, rents, issues, income and profits of the Collateral Properties or any part thereof or arising in respect of the occupancy, use or possession thereof.

“Real Property” means any real property assets owned or leased or acquired by one or more of the Borrower and its Subsidiaries.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code, (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et sq. of the Code, and (c) the qualification and taxation of such Person as a real estate investment trust under analogous provisions of state and local law in each state and jurisdiction in which such Person owns Property, operates or conducts business.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release Price” means, for any Collateral Property, the amount set forth on Schedule 5.08 for such Collateral Property, as such schedule may be amended by the Borrower and the Administrative Agent in connection with any Nominated Property accepted as a new Collateral Property pursuant to Section 2.16(a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding at least 66-2/3% of (a) during the Availability Period, the sum of the (i) Outstanding Amount at such time and (ii) aggregate unused Commitments at such time and (b) thereafter, the Outstanding Amount at such time; provided that the Loans and unused Commitments held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the REIT and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or assistant secretary of the REIT. Any document delivered hereunder that is signed by a Responsible Officer on behalf of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restoration” means in case of a Casualty or a Condemnation, the restoration, replacement, rebuilding or repair of the portion of the Collateral Property affected by the Casualty or Condemnation substantially in accordance with plans and specifications approved by the Administrative Agent such that when such restoration, replacement, rebuilding or repair is completed, the Collateral Property shall have been restored, in the case of any Casualty, substantially to the same character and condition as prior to such Casualty, and in the case of any Condemnation, to an integral unit as substantially similar as possible, taking into account the extent of the Condemnation, to the character and condition of the Collateral Property prior to such Condemnation and otherwise in accordance with this Agreement, all Laws and the Permitted Encumbrances. In any case, Restoration shall (i) provide substantially the same (but in no case less than what is required by Law and the Permitted Encumbrances) amount and type of, and rights with respect to, utilities and parking spaces applicable to the Collateral Property as existed prior to such Casualty or Condemnation and (ii) provide sufficient (in the Administrative Agent’s reasonable determination) access across and over the Collateral Property to public roads and highways.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the REIT or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract permitted under Article VII between any Loan Party and any Hedge Bank.

“Secured Obligations” means (a) in the case of the Borrower, all Obligations and all Additional Secured Obligations and (b) in the case of any Guarantor, such Guarantor’s Guaranteed Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit I.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer or the chief accounting officer of the REIT, substantially in the form of Exhibit F.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPE” means a limited partnership or limited liability company which at all times on and after the date hereof, unless otherwise approved in writing by the Administrative Agent:

(a) is and will be formed solely for the purpose of acquiring, developing, owning, leasing, managing, operating, selling, exchanging, financing and refinancing the Collateral Properties or, if applicable, the Subsidiary formed for such purpose;

(b) is not engaged and will not engage in any business unrelated to the acquisition, development, ownership, leasing, management, operation, sale, exchange, financing or refinancing of Collateral Properties (whether directly or through the ownership of a Subsidiary that engages in such business);

(c) does not have and will not have any assets other than those related to Collateral Properties, Subsidiaries that own Collateral Properties and assets relating to the ownership of Collateral Properties;

(d) holds and will hold its assets in its own name;

(e) maintains and will maintain its accounts, books and records separate from any other Person; and

(f) complies and will comply in all material respects with all of the provisions contained in its Organization Documents.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the REIT.

“Subsidiary Guarantors” means each Guarantor that is the owner of a Collateral Property.

“Survey” has the meaning specified in Section 4.01(a)(iv)(G).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property, creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $20,000,000.

“Title Insurer” means Chicago Title Insurance Company (acting through its agent, Chicago Title Company) or any other title insurance company selected by a Loan Party and reasonably acceptable to the Administrative Agent.

“Total Asset Value” means, with respect to the REIT and its Consolidated Subsidiaries, as at any date of determination, without duplication, the sum of the following: (a) an amount equal to (1) Net Operating Income from all Real Properties for the then most recently ended fiscal quarter, minus Net Operating Income attributable to all such Real Properties that were sold or otherwise disposed of during the then most recently ended fiscal quarter, multiplied by four, divided by (2) the Capitalization Rate, plus (b) the aggregate acquisition cost of all owned Real Properties acquired during the then most recently ended fiscal quarter, plus (c) the aggregate book value of all unimproved land holdings, mortgage or mezzanine loans, notes receivable and/or construction in progress owned by the REIT and its Consolidated Subsidiaries on such date, plus (d) the Consolidated Group Pro Rata Share of the foregoing items and components thereof attributable to interests in Unconsolidated Affiliates on such date, plus (e) all Unrestricted Cash existing on such date.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unconsolidated Affiliate” means, at any date, an Affiliate of the REIT whose financial results are not required to be consolidated with the financial results of the REIT in accordance with GAAP.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, at any time, (a) the aggregate amount of cash and Cash Equivalents of the Loan Parties at such time that are not subject to any pledge, Lien or control agreement (excluding statutory Liens in favor of any depositary bank where such cash and Cash Equivalents are maintained), minus (b) amounts included in the foregoing clause (a) that are held by a Person other than a Loan Party as a deposit or security for Contractual Obligations.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Zoning Reports” means, collectively, each zoning, building and fire code, subdivision and entitlement assessment report set forth in Schedule 5.08 relating to each Initial Collateral Property and each other such assessment report delivered to the Administrative Agent, and either addressed to the Administrative Agent or upon which the Administrative Agent is entitled to rely pursuant to a reliance letter in form and content reasonably acceptable to the Administrative Agent, pursuant to Section 2.16(a)(ii)(B) complying with the requirements thereof.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the REIT and its

Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Initial Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the REIT and its Subsidiaries or to the determination of any amount for the REIT and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the REIT is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND LOANS

2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed such Lender’s Commitment. Each Borrowing shall consist of Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentages. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period of six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $20,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative

Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect.

2.03 [Intentionally Omitted].

2.04 [Intentionally Omitted].

2.05 Prepayments. (a) Optional. Subject to Section 2.05(b)(i), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) such prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that notwithstanding anything to the contrary contained herein, any such notice of a prepayment in full of all Obligations associated with a simultaneous termination of the Commitments of all Lenders pursuant to Section 2.06(a) in connection with a refinancing or a transaction that would result in a Change of Control may be revoked by the Borrower by written notice to the Administrative Agent given no later than one Business Day prior to the date of originally set as the prepayment date in such notice; provided, further that the Borrower shall pay all additional amounts required pursuant to Section 3.05 in respect of such revocation. Any prepayment shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05 (if applicable). Each prepayment of the outstanding Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof in inverse order of maturity. Subject to Section 2.17, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory. (i) If at any time the Outstanding Amount is less than $10,000,000, the Borrower shall promptly (but in any event within ten (10) Business Days thereof) prepay the entire Outstanding Amount then outstanding.

(ii) If for any reason on any date the Outstanding Amount exceeds the then applicable Maximum Availability (including if due to the exclusion of a Collateral Property pursuant to Section 2.16(b), or if due to a change in the aggregate Appraised Value of the Collateral Properties upon any reappraisal required or permitted under the Agreement), the Borrower shall promptly, and in any event within two (2) Business Days, prepay the Loans in an amount sufficient to reduce the Outstanding Amount to the then applicable Maximum Availability.

(iii) If for any reason on any date the Debt Yield as of the last day of the then most recently ended fiscal quarter was less than the percentage set forth below opposite such period, the Borrower shall within two (2) Business Days following the date of such determination of Debt Yield, prepay the Loans in an aggregate amount sufficient to cause the Debt Yield, on a pro forma basis after giving effect to such prepayment (as if such prepayment were made on the last day of such period), to be at least equal to such percentage:

Fiscal Quarter	Debt Yield
Fiscal quarter ending September 30, 2013 and December 31, 2013	8.65%
Fiscal quarter ending March 31, 2014, June 30, 2014, September 30, 2014, December 31, 2014	9.00%
Fiscal quarter ending March 31, 2015, and each fiscal quarter ending thereafter	9.50%

For purposes of any determination under this clause (iii), the Debt Yield will be determined by reference to the most recently delivered Compliance Certificate that is delivered pursuant to Section 6.02(b), giving effect on a pro forma basis to any additions, exclusions and/or releases of Collateral Properties to be effected on such date of determination pursuant to Section 2.16, as if such event(s) occurred on the last day of the fiscal quarter that is the subject of such Compliance Certificate.

(iv) Upon a release of a Collateral Property pursuant to Section 2.16(c), the Borrower shall prepay the Loans in the amount of the Release Price for such Collateral Property.

(v) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied to the principal repayment installments thereof in inverse order of maturity. Subject to Section 2.17, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(vi) The Borrower shall prepay the Loans as and when required pursuant to any other provision of this Agreement upon the receipt by any Loan Party of Net Proceeds or Net Restoration Awards.

2.06 Termination or Reduction of Commitments. (a) Optional. During the Availability Period, the Borrower may, upon notice to the Administrative Agent, from time to time terminate (in whole or in part) the unused portion of the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire unused portion of the Aggregate Commitments.

(b) Mandatory. The Aggregate Commitments shall be automatically and permanently reduced to zero on the earlier of (i) the date the aggregate Borrowings equal the amount of the Aggregate Commitments and (ii) the last day of the Availability Period.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the unused portion of the Aggregate Commitments under this Section 2.06. Upon any reduction of the unused portion of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s ratable portion of such reduction amount. All fees, if any, in respect of the Commitments and Loans accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans. The Borrower shall repay to the Lenders, commencing on April 30, 2014 and on the last Business Day of each month thereafter, an aggregate principal amount of the Loans outstanding in the amount of $200,000 (which amounts shall be adjusted (a) as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05 and (b) pursuant to Section 2.15(d) in connection with an increase in the Loans); provided, however, that the final principal repayment installment of the Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Loans outstanding on such date.

2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) While any Event of Default exists under Section 8.01(a)(i) or Section 8.01(f), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clause (b)(i) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. (a) Extension Fee. In connection with any extension of the Maturity Date pursuant to Section 2.14, the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an extension fee in the amount set forth in Section 2.14(b)(iii).

(b) Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the REIT, or for any other reason, the Borrower or the Lenders determine that (i) Debt Yield as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of Debt Yield would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

2.14 Extension of Maturity Date. (a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 90 days and not later than thirty (30) days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), require that the Lenders extend the Maturity Date for an additional one year from the Existing Maturity Date (the “Extension Period”).

(b) Conditions to Effectiveness of Extension. As conditions precedent to such extension, the Borrower shall, on or prior to the Existing Maturity Date, satisfy each of the following requirements for such extension to become effective:

(i) the Administrative Agent shall have received the notice described in subsection (a) above within the period required thereunder;

(ii) on the date of such notice and both immediately before and immediately after giving effect to such extension of the Maturity Date, no Default shall have occurred and be continuing;

(iii) the Administrative Agent shall have received a certificate of each Loan Party dated as of the Existing Maturity Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Existing Maturity Date, except (I) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (II) any representation or warranty that is already by its terms qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification and (III) that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists;

(iv) the Borrower shall have paid to the Administrative Agent (x) for the pro rata benefit of the Lenders based on their respective Applicable Percentage as of such date, an extension fee in an amount equal to 20 basis points (0.20%) multiplied by the Outstanding Amount as of the Existing Maturity Date (it being agreed that such fee shall be fully earned when paid and shall not be refundable for any reason) and (y) all reasonable, out-of-pocket fees and expenses incurred by the Administrative Agent and Lenders in connection with such extension (including the reasonable fees and disbursements of counsel to the Administrative Agent);

(v) the Borrower and the other Loan Parties shall have delivered to the Administrative Agent such reaffirmations of their respective obligations under the Loan Documents (after giving effect to the extension), and acknowledgments and certifications that they have no claims, offsets or defenses with respect to the payment or performance of any of the Secured Obligations, including, without limitation, reaffirmations of the Guaranty;

(vi) the Administrative Agent shall have received evidence satisfactory to it that the Debt Yield as of the last day of the then most recently ended fiscal quarter of the REIT was at least 9.50%;

(vii) the Administrative Agent shall have received updated Appraisals for each of the Collateral Properties dated within sixty (60) days prior to the Existing Maturity Date; and

(viii) the Administrative Agent shall have received evidence satisfactory to it that the Outstanding Amount on the first day of the Extension Period will not exceed the Maximum Availability in effect on such day.

(c) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.15 Increase in Facility. (a) Request for Increase. Provided that no Default shall have occurred or be continuing, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Loans by an amount (for all such requests) not exceeding $50,000,000; provided that any such request for an increase shall be in a minimum amount of $3,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Loans and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Loans.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel (a “New Lender Joinder Agreement”).

(d) Effective Date and Allocations. If the Loans are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As of the Increase Effective Date, the amortization schedule for the Loans set forth in Section 2.07 shall be amended to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Loans being made on such date, such aggregate amount to be applied to increase such installments (including the final installment of the Loans payable on the Maturity Date) ratably in accordance with the amounts in effect immediately prior to the Increase Effective Date. Such amendment may be signed by the Administrative Agent on behalf of the Lenders. The additional Loans shall be made by the Lenders participating therein pursuant to the procedures set forth in Section 2.02.

(e) Conditions to Effectiveness of Increase. As conditions precedent to such increase:

(i) the Borrower shall have delivered to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and any amendment or other document required pursuant to Section 2.15(e)(iii), and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except (I) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (II) any representation or warranty that is already by its terms qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification and (III) that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default shall have occurred and be continuing;

(ii) the Administrative Agent shall have received (x) a New Lender Joinder Agreement duly executed by the Borrower and each Eligible Assignee that is becoming a Lender in connection with such increase, which New Lender Joinder Agreement shall be acknowledged and consented to in writing by the Administrative Agent and (y) written confirmation from each existing Lender, if any, participating in such increase of the amount by which its Loans will be increased;

(iii) if the maximum principal amount secured by any then existing Mortgage (other than a Capped Mortgage) would be less than the Outstanding Amount upon giving effect to such increase, the Borrower shall have delivered, or caused to have been delivered, to the Administrative Agent (x) an amendment to such Mortgage in form and content acceptable to the Administrative Agent to increase the maximum principal amount secured thereby by the amount of such increase (or such lesser amount reasonably acceptable to the Administrative Agent ), (y) an endorsement from the Title Insurer (and any co-insurer) in form and content reasonably acceptable to the Administrative Agent to the Mortgage Policy insuring the lien of such Mortgage, which endorsement shall insure that the lien of such Mortgage, as so increased, remains valid and subject to no matters other than the Permitted Title Exceptions set forth in such Mortgage Policy (or if such endorsement is not available in the applicable jurisdiction, another endorsement reasonably acceptable to the Administrative Agent) and (z) an opinion described in the first sentence of Section 2.16(a)(iii)(E) with respect to such amendment;

(iv) the Borrower shall have paid the Title Insurer all premiums, fees and other charges on account of the endorsement and the Mortgage amendment referred to in clause (iii) above; and

(v) the Borrower shall have paid to the Administrative Agent for its own account and the account of each Lender such fees in connection with such increase as may be separately agreed upon in writing.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.16 Additions, Exclusions and Releases of Collateral Properties. (a) Additions of Collateral Properties. As of the Closing Date, the Collateral Properties hereunder shall be the Initial Collateral Properties. Additional real estate properties that qualify as Eligible Properties may be offered by the Borrower (each such offered Property, a “Nominated Property”), and shall be included as Collateral Properties only in accordance with the following (and any other applicable terms and conditions contained in this Agreement):

(i) Request for Addition of Collateral Properties. The Borrower from time to time may request that a Nominated Property be accepted as Collateral and included as a Collateral Property by delivering a written request therefor to the Administrative Agent and the Lenders at least thirty (30) days (or such shorter period of time as agreed to by the Administrative Agent in writing) prior to the date proposed in such written request for the inclusion of such Nominated Property as a Collateral Property (such date, the “Proposed Inclusion Date”);

(ii) Acceptance of Collateral. The Required Lenders shall have the right, after performing such due diligence as the Required Lenders desire in their sole discretion, to accept or reject any such Nominated Property offered as an additional Collateral Property, as such right may be exercised in the Required Lenders’ reasonable discretion. The Borrower shall at its expense provide the Administrative Agent and the Lenders with the following due diligence materials and information with respect to any Nominated Property at least thirty (30) days prior to the Proposed Inclusion Date for such Nominated Property:

(A) a title insurance commitment or preliminary title report for such Nominated Property with all underlying documents and a survey of such Nominated Property;

(B) (1) an environmental site assessment report with respect to such Nominated Property, dated as of a recent date (but in no event older than twelve (12) months prior to the Proposed Inclusion Date for such Nominated Property), prepared by a qualified consulting firm reasonably acceptable to the Administrative Agent in form and content acceptable to the Administrative Agent and in accordance with its guidelines (or if no such guidelines exist, generally accepted industry standards), including a certification by a qualified engineer of such firm that such engineer, or a person working under his/her supervision, (a) has obtained and examined the list of prior owners of the applicable Collateral Property, (b) has investigated registrations or other listings of the applicable Collateral Property on appropriate databases, (c) has made an on-site physical examination of such Nominated Property and (d) has made a visual observation of the surrounding areas and has found no evidence of the presence of Hazardous Materials (as such term is defined in the Environmental Indemnity Agreements), or of past or present Hazardous Materials activities, except as disclosed in such report, and including the estimated cost of any compliance, removal or remedial action in connection with any such Hazardous Materials, and an explanation of any data gap (as such term is defined in 40 C.F.R. § 312.10(b)) identified in such report (provided that any such data gap shall be subject to the approval of the Administrative Agent), (2) a physical property condition assessment report of such Nominated Property, dated as of a recent date (but in no event older than twelve (12) months prior to the Proposed Inclusion Date for such Nominated Property), prepared by a qualified consulting firm reasonably acceptable to the Administrative Agent in form and content acceptable to the Administrative Agent and in accordance with its guidelines (or if no such guidelines exist, generally accepted industry standards), including a certification by a qualified engineer of such firm that such engineer has made an on-site physical examination of such Nominated Property, and including the estimated cost of any repair, improvement or other action and (3) a zoning, building and fire code, subdivision and entitlement status assessment report of such Nominated Property, dated as of a recent date (but in no event older than twelve (12) months prior to the Proposed Inclusion Date for such Nominated Property), prepared by a qualified consulting firm reasonably acceptable to the Administrative Agent in form and content acceptable to the Administrative Agent and in accordance with its guidelines (or if no such guidelines exist, generally accepted industry standards), together with a copy of a letter from the applicable municipality of existing violations and copies of the certificate of occupancy (or its substantive equivalent) and any other material Governmental Approvals for such Nominated Property;

(C) UCC, judgment, tax, bankruptcy and litigation searches with respect to the Subsidiary that is (or will be) the owner of such Nominated Property and, in the case of an asset acquisition, the seller of such Nominated Property;

(D) Copies of the existing or proposed form of Property Management Agreement, standard lease form and all brokerage and/or leasing agreements and other Material Contacts, if any, affecting such Nominated Property or the Subsidiary that will own such Nominated Property that will not be terminated prior to, or will be entered into on or prior to, the Proposed Inclusion Date, certified by a Responsible Officer to be true, correct and complete;

(E) projections of Net Operating Income of all of the Collateral Properties (including the Nominated Property) for the twelve (12) full calendar month period following the date of the proposed addition of such Nominated Property;

(F) current, certified rent roll, delinquency report and other reports of the financial and operating results (for the most recent 12-month period) for the Nominated Property setting forth in such format as previously submitted by the

Borrower on account of other Collateral Properties or otherwise as the Administrative Agent may reasonably accept and certified as true, correct and complete by a Responsible Officer of the Borrower;

(G) in the case of an acquisition, a copy of the purchase and sale agreement(s) by which the owner will acquire the fee title to such Nominated Property; and

(H) such other items pertaining to such Nominated Property and each Subsidiary of the REIT that is a direct or indirect owner thereof as the Administrative Agent or any Lender may reasonably request, including all documentation and other information that the Administrative Agent or any Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, and the results of any such “know your customer” or similar investigation conducted by the Administrative Agent or any Lender.

The Administrative Agent shall endeavor to notify the Borrower in writing at least ten (10) days prior to the Proposed Inclusion Date whether or not the Administrative Agent and the Required Lenders are willing, subject to Section 2.16(a)(iii), to include the applicable Nominated Property as a Collateral Property. In the event that the Administrative Agent fails to notify the Borrower within the time period contemplated in the prior sentence, the Administrative Agent and the Required Lenders shall be deemed to have decided not to include the applicable Nominated Property as a Collateral Property.

The Borrower hereby requests that each of the Nominated Properties set forth on Schedule 2.16(a) be accepted as Collateral and included as a Collateral Property in accordance with Section 2.16(a) with a Proposed Inclusion Date of March 29, 2013, and the Administrative Agent hereby agrees to such shortened notice period with respect to each of the Nominated Properties set forth on Schedule 2.16(a). The Administrative Agent hereby acknowledges that it has received the due diligence materials and information required to be delivered by the Borrower under this Section 2.16(a)(ii) and the Appraisal required to be delivered in accordance with Section 2.16(a)(iii)(A) below with respect to each Nominated Property set forth on Schedule 2.16(a) and hereby notifies the Borrower that the Administrative Agent and the Required Lenders are willing, subject to the remainder of Section 2.16(a)(iii), to include each such Nominated Property as a Collateral Property.

(iii) Conditions to Nominated Properties Becoming Collateral Properties. The inclusion of any Nominated Property accepted by the Administrative Agent and the Required Lenders pursuant to Section 2.16(a)(ii) as a Collateral Property, is subject to satisfaction of the following conditions precedent (and such Nominated Property shall become a Collateral Property hereunder on the date on which all such conditions precedent are satisfied (unless waived in writing by the Administrative Agent), (such date, the “Inclusion Effective Date”)):

(A) Appraisal. The Administrative Agent shall have received an Appraisal for such Nominated Property.

(B) Joinder Documents and Collateral Documents. The Borrower shall deliver, or caused to be delivered, to the Administrative Agent, at the Borrower’s sole expense, each of which shall be originals, or e-mail (in a .pdf format) or facsimiles (followed promptly by originals) unless otherwise specified, each of which documents to be signed by any Subsidiary shall be properly executed by a Responsible Officer of such signing Subsidiary and dated as of the Inclusion Effective Date and each in form and substance satisfactory to the Administrative Agent and the Required Lenders: (1) Joinder Documents, an Environmental Indemnity Agreement and a Property Management Subordination Agreement, together with all of the items described in Sections 4.01(a)(iv), 4.01(a)(vi), 4.01(a)(viii), 4.01(a)(ix), 4.01(a)(xii), 4.01(a)(xiii), 4.01(a)(xiv), 4.01(a)(xvi), 4.01(a)(xix) and 4.01(a)(xxi) with respect to such Nominated Property and each Subsidiary of the REIT that is a direct or indirect owner of such Nominated Property; (2) each Collateral Document for such Nominated Property, each of which shall be duly executed by the Subsidiary that is the owner of such property and each other Person party thereto, and upon recording or filing, shall create a duly perfected first priority Lien on or security interest in, or assignment of, the Collateral described therein (subject to Permitted Title Exceptions and other Liens acceptable to the Administrative Agent); and (3) such termination statements and other documents as may be necessary to terminate all Liens on such Nominated Property, other than Permitted Title Exceptions and other Liens acceptable to the Administrative Agent.

(C) Title Assurances. The Administrative Agent shall have received confirmation from the Title Insurer satisfactory to the Administrative Agent of the effectiveness of a Mortgage Policy for such Nominated Property meeting the requirements of Section 4.01(a)(iv)(F) and, unless not available in the jurisdiction in which such Nominated Property is located, “tie-in endorsements” to the other then-existing Mortgage Policies (excluding any Mortgage Policy that cannot, in the applicable jurisdiction, be tied into the Mortgage Policy for such Nominated Property) with respect to such Mortgage Policy.

(D) Insurance. The Borrower shall have provided, or caused to be provided, to the Administrative Agent a copy of the insurance policies required by the Mortgage for such Nominated Property, together with evidence of the payment of premiums therefor that are then due and payable;

(E) Legal Opinions. The Borrower shall have delivered to the Administrative Agent, if required by the Administrative Agent, (1) a favorable opinion of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent, and as to such matters as the Administrative Agent may reasonably request concerning the Loan Documents and Loan Parties executing Loan Documents and all Persons that are becoming Loan Parties in connection with the inclusion of such Nominated Property as a Collateral Property and (2) a favorable opinion of counsel to the Loan Parties in the state where such Nominated Property is located, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent, and as to such matters concerning the Loan Documents, such Nominated Property, and Loan Parties executing Loan Documents and all Persons that are becoming Loan Parties in connection with the inclusion of such Nominated Property as a Collateral Property, as the Administrative Agent may reasonably request;

(F) Officer’s Certificate. The Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying (1) that no Default has occurred and is continuing or would result from the inclusion of such Nominated Property as a Collateral Property; (2) that all financial and operating information delivered to the Administrative Agent pursuant to Section 2.16(a)(ii), subject to audit, is complete and correct in all material respects to the knowledge of the Borrower; (3) that such property would not be required to be excluded as Collateral pursuant to Section 2.16(b); (4) in the case of an acquisition, the purchase price for the Nominated Property, upon which the Administrative Agent and the Lenders shall be entitled to rely; (5) that the applicable Subsidiary Obligor holds no Indebtedness other than as permitted under Section 7.02; (6) that on the Inclusion Effective Date, after giving effect to the addition of such Nominated Property as a Collateral Party, the Outstanding Amount does not exceed the Maximum Availability; and (7) (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Inclusion Effective Date, except (I) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (II) any representation or warranty that is already by its terms qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification and (III) that for purposes of this Section 2.16(a)(iii)(F), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01;

(G) Pro Forma Compliance Certificate. The Borrower shall have delivered to the Administrative Agent a duly completed Compliance Certificate as of the last day of the fiscal quarter of the REIT most recently ended prior to the Inclusion Effective Date, giving pro forma effect to the inclusion of such Nominated Property as a Collateral Property and to the Loans, if any, to be made on such Inclusion Effective Date (as if such inclusions and/or Loans occurred on the last day of such fiscal quarter), signed by a Responsible Officer of the REIT;

(H) Schedules 5.08 and 5.13. The Borrower shall have delivered to the Administrative Agent an updated Schedule 5.08 which shall include all information with respect to the Nominated Property and Subsidiary Guarantor that owns same as would have been included on Schedule 5.08 had such Nominated Property been an Initial Collateral Property and an updated Schedule 5.13; and

(I) Affirmation. The Borrower and each other Loan Party shall have reaffirmed its obligations under each Loan Document to which it is a party.

(iv) Appraisals. Any delay in the completion of the Appraisals of the Nominated Properties shall be the sole risk of the Borrower; provided, however, Administrative Agent shall use good faith efforts to obtain the Appraisals as soon as reasonably possible.

(b) Exclusion of Collateral Properties. Any Collateral Property will automatically be considered to have an Appraised Value of zero:

(i) Loss of Eligible Property Status. Immediately, if such Collateral Property fails to satisfy any of the criteria set forth in the definition of Eligible Property (unless each such failure is susceptible to cure within a period of fifteen (15) Business Days and the Loan Parties have undertaken to cure each such failure within such period, in which case the Appraised Value of such Collateral Property will automatically be considered to be zero at the end of such period in the event that such Collateral Property fails to satisfy all of the criteria set forth in the definition of Eligible Property prior thereto).

(ii) Casualty and Adverse Changes. Within ten (10) days after written demand from the Administrative Agent to the Borrower following the occurrence of any one of the following events:

(A) any Casualty or Condemnation with respect to such Collateral Property which is not restored, repaired or replaced as required under the terms of Section 6.08 within no more than two hundred seventy (270) days after the occurrence of such Casualty or Condemnation (or, if payments are made in respect of such Casualty or Condemnation by an insurer under a policy of business interruption insurance covering such Collateral Property, such longer period after the occurrence of such Casualty or Condemnation that such business interruption insurance payments are paid by such insurer to the Administrative Agent, not to exceed, in any case, a period of twelve (12) months following such Casualty or Condemnation); or

(B) any Casualty or Condemnation the Net Proceeds or Net Restoration Awards of which may be applied to the Loans at the discretion of the Administrative Agent pursuant to Section 6.24; or

(C) the occurrence of a Material Adverse Property Effect with respect to such Collateral Property as a result of a change in the environmental condition of such Collateral Property from that described in the Baseline Environmental Report with respect to such Collateral Property which is not adequately remediated pursuant to the terms of the Environmental Indemnity Agreement relating to such Collateral Property.

(iii) Dispositions. Immediately upon a Disposition of such Collateral Property.

(iv) Releases. Immediately upon the release of such Collateral Property pursuant to Section 2.16(c).

(c) Releases of Collateral Properties and Guarantors. Except as set forth in this Section 2.16(c), or unless the Obligations (other than inchoate indemnity obligations) have been paid in full, neither the Borrower nor any Subsidiary Guarantor shall have the right to obtain the release of any Collateral Property from the Lien of the Loan Documents or any Guarantor from its obligations under the Guaranty or the other Loan Documents to which it is a party, and no repayment or prepayment of any portion of the Loans shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on any Collateral Property or any other Collateral or the release of any Guarantor from its obligations under the Guaranty or the other Loan Documents. Any release upon payment of the Obligations (other than inchoate indemnity obligations) in full shall be in accordance with the provisions hereof governing releases.

(i) Request for Release of Collateral Property. The Borrower may, and shall, at the request of the Administrative Agent pursuant to Section 3.01(b), request the release of a Collateral Property from the Administrative Agent’s Lien (including, without limitation, in connection with a Disposition of such Collateral Property permitted under Section 7.05) (each such transaction being referred to herein as a “Release Transaction”), and upon the completion of the following conditions precedent to the satisfaction of the Administrative Agent, the Administrative Agent shall take such actions as are necessary to effectuate the release of the entirety of any Collateral Property from the Lien of the Mortgage (and related Loan Documents) thereon and the release of the Borrower’s and the respective Subsidiary Guarantor’s obligations under the Loan Documents with respect to such Collateral Property (other than those which expressly survive repayment, including those set forth in the Environmental Indemnity Agreement):

(A) The Borrower shall have delivered to the Administrative Agent, for distribution to the Lenders, written notice of its desire to consummate such Release Transaction on or prior to the date that is ten (10) days (or such shorter period of time as agreed to by the Administrative Agent in writing) prior to the date on which such Release Transaction is to be effected (which notice shall include a certification by a Responsible Officer of the Borrower that the proposed release complies with all of the conditions set forth in this Section 2.16(c)(i)); provided that any notice of a proposed Release Transaction may be revoked (or the date proposed for such release may be postponed) by a further written notice. Such further written notice may be delivered by the Borrower by facsimile or e-mail to the Administrative Agent. Any notice revoking a proposed Release Transaction (or postponing the date for a proposed Release Transaction) shall be delivered not less than one (1) Business Day prior to the date of such Release Transaction specified in the notice of release;

(B) On or before the date that is ten (10) days (or such shorter period of time as agreed to by the Administrative Agent in writing) prior to the date of the proposed Release Transaction, the Borrower shall have submitted to the Administrative Agent, for distribution to the Lenders, (1) a certificate executed by a Responsible Officer of the Borrower certifying to the Administrative Agent and the Lenders that on and as of the date of the Release Transaction (both before and after giving effect thereto) (x) no Default has occurred and is continuing or would result therefrom, (y) the Loan Parties will be in compliance, on a pro forma basis, with all covenants contained in Section 7.12 (such covenants shall be calculated as of the last day of the then most recently end fiscal quarter as if such Release Transaction occurred on the last day of such fiscal quarter), and (z) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects, except (I) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (II) any representation or warranty that is already by its terms qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification and (III) that for purposes of this Section 2.16(c)(i)(B), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01;

(C) On or before the date that is ten (10) days (or such shorter period of time as agreed to by the Administrative Agent in writing) prior to the date of the proposed Release Transaction, the Borrower shall have submitted to the Administrative Agent the form or forms for a release of Lien and related Loan Documents for such Collateral Property for execution by the Administrative Agent, which the Administrative Agent shall execute and deliver to the applicable Subsidiary Guarantor or, at the option of the Administrative Agent, the Title Insurer that shall issue the endorsement described below, for recordation upon satisfaction of all conditions set forth in this Section 2.16(c)(i), which shall be in a form appropriate in each jurisdiction in which the applicable Collateral Property is located and reasonably satisfactory to the Administrative Agent and its counsel;

(D) If such Release Transaction is for fewer than all of the Initial Collateral Properties, the Borrower shall have caused the Title Insurer that issued the Mortgage Policy for the Mortgage of the Initial Collateral Properties to issue to the Administrative Agent a so-called “P9b3 T-38” endorsement to such Mortgage Policy, and shall have paid the Title Insurer all premiums, fees and other charges payable on account of such endorsement and the recordation of the partial releases (or if such endorsement is not available in the State of Texas as of the date of release, such other endorsement that is available in the State of Texas that brings forward the effective date of such Mortgage Policy and shows no new exceptions to title for the remaining unreleased Initial Collateral Properties other than those shown on such Mortgage Policy and those consented to in writing by the Administrative Agent);

(E) The Borrower shall have prepaid the Loans in the amount of the Release Price with respect to such Collateral Property in accordance with Section 2.05(b)(iv) and shall have made any other prepayments required to be made pursuant to Section 2.05(b) as a result of such Release Transaction; and

(F) No Default has occurred and is continuing or would result from the Release Transaction.

(ii) Appraisals. In connection with any Release Transaction, the Administrative Agent may obtain an Appraisal of one or more Collateral Properties that are not the subject of such Release Transaction and for which an Appraisal has not been received by the Administrative Agent dated within twelve months of the date of such Release Transaction, and the Borrower shall reimburse the Administrative Agent for the cost of each such Appraisal.

(iii) No Impairment. It is understood and agreed that no release of a Collateral Property pursuant to this Section 2.16(c) shall impair or otherwise adversely affect the Liens, security interests and other rights of the Administrative Agent or the Secured Parties under the Loan Documents not being released (or as to the parties to the Loan Documents and the Collateral Properties subject to the Loan Documents not being released). Any Collateral Property released from the Lien of the applicable Mortgage and other Loan Documents pursuant to this Section 2.16(c) shall, effective upon such release, no longer be considered a “Collateral Property” for purposes of this Agreement or the other Loan Documents, except for purposes of those indemnification obligations and other covenants which, by their terms, expressly survive any such release.

(iv) Release of Related Guarantors. If the Collateral Property owned by a Subsidiary Guarantor is the subject of a Release Transaction, upon the request of the Borrower, the Administrative Agent, for itself and on behalf of the Secured Parties, shall release such Subsidiary Guarantor and each other Guarantor (other than the REIT) that directly or indirectly owns the Equity Interests of such Subsidiary Guarantor (collectively, the “Released Guarantors”) from their obligations under the Guaranty and the other Loan Documents (other than those which expressly survive repayment, including those set forth in the Environmental Indemnity Agreement); provided that: (A) such other Guarantor no longer owns, directly or indirectly, a Collateral Property or any Equity Interests in any Subsidiary Guarantor that owns a Collateral Property; (B) no Default has occurred and is continuing or would result therefrom; and (C) the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer certifying as to the matters set forth in the foregoing clauses (A) and (B).

(v) Authorization. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral and to release any Guarantor (other than the REIT), in each case, pursuant to this Section 2.16(c).

2.17 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Laws:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes; provided, however, that if in the opinion of counsel for the Administrative Agent (i) it might be unlawful to require Borrower to make such payment or reimbursement or (ii) the making of such payment or reimbursement might result in the imposition of interest beyond the maximum amount permitted by law, then and in such event, the

Administrative Agent may elect, by notice in writing given to the Borrower, to require (i) if such Other Tax is payable on account of any Collateral Property (including the Mortgage encumbering any Collateral Property) the Borrower to request the release of the applicable Collateral Property, and the Borrower shall request the release of such Collateral Property, and take all other actions required under Section 2.16(c) in connection therewith, including the payment of the Release Price, within sixty (60) days from the giving of such notice or (ii) if such Other Tax is payable on account of any Collateral Property (including the Mortgage encumbering any Collateral Property), the Borrower to repay in full all of the Obligations within sixty (60) days from the giving of such notice, upon which event this Agreement and the Commitments shall terminate.

(c) Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall also, and does hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative

Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan

Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the

Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (b) the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the

Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then, at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO LOANS

4.01 Conditions of Initial Borrowing. The obligation of each Lender to make its initial Loan hereunder is subject to satisfaction (or waiver) of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, or e-mail (in a .pdf format) or facsimiles (followed promptly by originals) unless otherwise specified, each of which documents to be signed by any Loan Party shall be properly executed by a Responsible Officer of such signing Loan Party and dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) an Appraisal for each Collateral Property;

(ii) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(iii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iv) with respect to each Collateral Property:

(A) an executed, acknowledged and/or sworn to (as required) Mortgage, in proper form for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on such Collateral Property, all Improvements thereon and all other property described therein in favor of the Administrative Agent for the benefit of the Secured Parties, and evidence that funds have been sent to the Title Insurer for payment of all filing, fees and Other Taxes;

(B) an executed, acknowledged and/or sworn to (as required) Assignment of Leases, in proper form for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable, and evidence that funds have been sent to the Title Insurer for payment of all filing fees and Other Taxes;

(C) an executed General Assignment;

(D) an executed Property Management Subordination Agreement;

(E) an executed Environmental Indemnity Agreement;

(F) the Title Insurer shall be unconditionally obligated to issue fully paid American Land Title Association Lender’s title insurance policy or policies (each a “Mortgage Policy”) issued by the Title Insurer, with endorsements and in amounts acceptable to the Administrative Agent, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring without exclusion or exception for creditors’ rights (to the extent such coverage is available in each applicable jurisdiction) that each Mortgage constitutes a valid first priority and subsisting Lien on the applicable Collateral Property and all Improvements thereon, free and clear of all defects and encumbrances (including mechanics’ and materialmen’s Liens, contracts, and memoranda thereof, for construction, design, surveying, or any other service and notices of commencement, lis pendens and judgments), excepting only Liens created by the Loan Documents, Liens for Real Estate Taxes not yet due and payable, rights of Lessees under Leases as tenants only, and other Permitted Encumbrances that are acceptable to the Administrative Agent, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and, if available in each application jurisdiction, for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable;

(G) an American Land Title Association/American Congress on Surveying and Mapping form survey by a land surveyor duly registered and licensed in the State in which the property described in such survey is located, for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent and the Title Insurer and otherwise complying with Exhibit G to the extent required by the Administrative Agent (or, if acceptable to Administrative Agent, a copy of an existing survey for such Collateral Property with a certificate from the surveyor who prepared same in favor of Administrative Agent and Title Insurer and otherwise in form and content acceptable to Administrative Agent) (a “Survey”);

(H) if and to the extent any portion of the improvements on such Collateral Property is, under the FDPA, in a Special Flood Hazard Area, within a Flood Zone designated A or V in a participating community, a flood insurance policy in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable Law and the FDPA, as such requirements may from time to time be in effect, or evidence satisfactory to Administrative Agent that none of the Collateral Property is located in such a Flood Zone;

(I) evidence that (1) such Collateral Property abuts and has fully adequate direct and free access to one or more public streets, dedicated to public use, fully installed and accepted by the appropriate Governmental Authority, that all fees, costs and expenses of the installation and acceptance thereof have been paid in full, and that there are no restrictions on the use and enjoyment of such streets which would adversely affect such Collateral Property; (2) no title exception affecting each Collateral Property prohibits or limits the use for which such Collateral Property is intended or is violated (including, if required by the Administrative Agent, estoppel certificates from the parties thereto); and (3) evidence of compliance by the Borrower, the applicable Subsidiary Guarantor and the Collateral Property, and any proposed construction, use and occupancy of the Improvements, with such Laws as the Administrative Agent may request, including all laws regarding access and facilities for handicapped or disabled persons including, to the extent applicable, The Federal Architectural Barriers Act (42 U.S.C. § 4151 et seq.), The Fair Housing Amendments Act of 1988 (42 U.S.C. § 3601 et seq.), The Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), The Rehabilitation Act of 1973 (29 U.S.C. § 794), and any applicable state requirements;

(J) a Property Condition Report;

(K) a Baseline Environmental Report;

(L) true, complete and correct copies of the Property Management Agreement and all other Material Contracts affecting such Collateral Property;

(M) copies of permanent and unconditional certificates of occupancy permitting the fully functioning operation and occupancy of such Collateral Property and of all other material Governmental Approvals for such Collateral Property, together with a Zoning Report indicating that such Collateral Property complies with all zoning, building code, fire code, subdivision and platting requirements and does not rely on any other property for such compliance;

(N) evidence that such Collateral Property is a separate tax lot or lots with separate assessment or assessments of such Collateral Property and Improvements, independent of any other Property or improvements and that such Collateral Property is a separate legally subdivided parcel;

(O) such other reports, audits or certifications as the Administrative Agent or any Lender may reasonably request with respect to such Collateral Property;

(v) a certificate or certificates of a reporting service acceptable to Administrative Agent, reflecting the results of searches made not earlier than thirty (30) days prior to the date of this Agreement, (1) of the central and local Uniform Commercial Code records of all jurisdictions that the Administrative Agent deems necessary or desirable, listing all effective financing statements filed in such jurisdictions that name any the applicable Subsidiary Guarantor as a debtor, together with copies of such financing statements; and (2) of litigation, judgment and tax lien records in such locations as the Administrative Agent requires, showing no outstanding judgment or tax lien against the applicable Subsidiary Guarantor and no litigations by or against the applicable Subsidiary Guarantor that could reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect;

(vi) evidence that prior to and as of the time each Mortgage was filed for record no activity or circumstance was visible any Collateral Property which would constitute inception of a mechanic’s or materialman’s lien against such Collateral Property;

(vii) evidence that all proper financing statements have been or contemporaneously therewith will be duly filed under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Collateral Documents covering the Collateral described therein and all other actions, recordings and filings that the Administrative Agent may deem necessary or desirable in order to perfect first priority valid and subsisting Liens on the Collateral have been taken (including receipt of duly executed payoff letters and UCC-3 termination statements, if any);

(viii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(ix) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(x) a favorable opinion of Hunton & Williams LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(xi) a favorable opinion of Hunton & Williams LLP, local counsel to the Loan Parties in Texas, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties, the Loan Documents and the applicable Collateral Properties as the Required Lenders may reasonably request;

(xii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xiii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied (or waived) and (B) that there has been no event or circumstance since December 31, 2012 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect or a Material Adverse Property Effect;

(xiv) a (A) business plan and budget of the REIT and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the REIT of consolidated balance sheets and statements of income or operations and cash flows of the REIT and its Subsidiaries on a monthly basis for the first year following the Closing Date and (B) management-prepared capital and operating budget for each Collateral Property on a monthly basis for the first year following the Closing Date;

(xv) the originals of each insurance policy (or to the extent permitted by Administrative Agent, a copy of the original policy and such evidence of insurance acceptable to Administrative Agent) required pursuant to Section 6.08(b), with all premiums fully paid current, together with the certificates of insurance and endorsements, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured, mortgagee and/or loss payee as required pursuant to Section 6.08(b);

(xvi) a Solvency Certificate from the REIT certifying that each Loan Party is Solvent after giving effect to the Loans to occur on the Closing Date and taking into account rights of contribution and subrogation;

(xvii) a duly completed Compliance Certificate as of the last day of the fiscal quarter of the REIT most recently ended prior to the Closing Date, giving pro forma effect to the Loans to be made on the Closing Date (as if such Loans were made on the last day of such fiscal quarter), signed by a Responsible Officer of the REIT;

(xviii) the financial statements referenced in Section 5.05(b);

(xix) intentionally omitted;

(xx) evidence that all existing Indebtedness of each Loan Party that is not permitted under this Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing such obligations have been, or concurrently with the Closing Date are being, released; and

(xxi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender reasonably may require.

(b) (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced (which invoice may be in summary form) prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Lenders shall have completed a due diligence investigation of the REIT and its Subsidiaries in scope, and with results, satisfactory to the Lenders, and shall have been given such access to the management, records, books of account, contracts and properties of the REIT and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as they shall have requested.

(e) There shall not have occurred since December 31, 2012 any event or condition that has had or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or a Material Adverse Property Effect.

(f) There shall be no actions, suits, investigations, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any of the Loan Parties that could reasonably be expected to have a Material Adverse Effect.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Borrowings. The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Borrowing, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (ii) any representation or warranty that is already by its terms qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification and (iii) that for purposes of this Section 4.02(a), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(d) The Debt Yield as of the end of the fiscal quarter most recently ended prior to the date of such Borrowing, on a pro forma basis after giving effect to the Borrowing (as if such Borrowing occurred on the last day of such fiscal quarter), shall exceed (i) 8.60% during the period from the Closing Date to September 30, 2013, (ii) 8.65% during the period from September 30, 2013 to the first anniversary of the Closing Date, (iii) 9.00% during the period from the first anniversary of the Closing Date to the second anniversary of the Closing Date and (iv) 9.50% during the Extension Period.

(e) The Outstanding Amount at such time (after giving effect to the Borrowing) shall not exceed the Maximum Availability.

(f) The Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, that either (i) after giving effect to the Borrowing the REIT and its Subsidiaries are in compliance with Section 8(c)(v) and Section 8(c)(vi) of the REIT’s Articles Supplementary 9.75% Series B Cumulative Non-Convertible Preferred Stock and Section 8(c)(v) and Section 8(c)(vi) of the REIT’s Articles Supplementary 9.75% Series A Cumulative Non-Convertible Preferred Stock, including, if requested by the Administrative Agent, calculations, in form, substance and detail satisfactory to the Administrative Agent, evidencing their compliance, or (ii) the holder (or holders) of a majority of the issued and outstanding shares of the REIT’s 9.75% Series B Cumulative Non-Convertible Preferred Stock and the holder (or holders) of a majority of the issued and outstanding shares of the REIT’s 9.75% Series A Cumulative Non-Convertible Preferred Stock have consented to the incurrence of all Indebtedness by the Loan Parties under this Agreement and the other Loan Documents and to the performance by the Loan Parties of their obligations hereunder and thereunder.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), (d) and (e) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. (a) Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect.

(b) Each Subsidiary Guarantor is an SPE.

(c) The REIT is organized and operated in a manner that allows it to qualify for REIT Status.

(d) No Loan Party is a “foreign person” within the meaning of Section 1445 or 7701 of the Code. Without limiting the foregoing, no Loan Party is a foreign corporation, foreign partnership, foreign trust, foreign estate or nonresident alien or a disregarded entity owned by any of them (as those terms are defined in the Code).

(e) Each Loan Party’s exact legal name is correctly set forth at the end of this Agreement.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens created under the Loan Documents) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. Except for filings or recordings contemplated by the Loan Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), except for the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect. (a) The audited consolidated balance sheet of the REIT and its Subsidiaries as at the end of each fiscal year (commencing with the fiscal year ending December 31, 2012), and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for each such fiscal year (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the REIT and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the REIT and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness, in each case to the extent required to be disclosed in accordance with GAAP.

(b) The unaudited consolidated balance sheet of the REIT and its Subsidiaries dated December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the REIT and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and

(c) Since December 31, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect.

(d) The consolidated pro forma balance sheet of the REIT and its Subsidiaries as at December 31, 2012, and the related consolidated pro forma statements of income and cash flows of the REIT and its Subsidiaries for the twelve months then ended, certified by the chief financial officer or treasurer of the REIT, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated pro forma financial condition of the REIT and its Subsidiaries as at such date and the consolidated pro forma results of operations of the REIT and its Subsidiaries for the period ended on such date, in each case giving effect to the Loans to be made on the Closing Date, all in accordance with GAAP.

(e) The consolidated forecasted balance sheets, statements of income or operations and cash flows of the REIT and its Subsidiaries and the management-prepared capital and operating budgets for each Collateral Property delivered pursuant to Section 4.01(a)(xiv) or Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, (it being understood that actual results may vary from such forecasts and that such variations may be material).

(f) intentionally omitted.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any of the Loan Parties, against any of their Properties or their revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect. No Loan Party has received any written notice of, and to each Loan Party’s knowledge, no Person has threatened in writing, any actual or proposed Condemnation.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default beyond any applicable grace period under or with respect to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. (a) Schedule 5.08 (as it may be updated from time to time pursuant to Section 2.16(a)(iii)) sets forth a complete and accurate list of each Collateral Property, showing the street address, county or other relevant jurisdiction, state, the Release Price with respect thereto, the Baseline Environmental Report, Engineering Report and Zoning Report for same and the Subsidiary Guarantor that owns such Collateral Property.

(b) Each Subsidiary Guarantor has good record and marketable title in fee simple to the real property comprising the Collateral Property corresponding to such Subsidiary Guarantor (as shown on Schedule 5.08), and has lawful and good title to the balance of such Collateral Property, free and clear of all Liens except the Permitted Encumbrances, and hereby warrants generally and forever title to the Collateral Property, subject as aforesaid, to the Administrative Agent and its successors, substitutes and permitted assigns, against the claims and demands of all Persons claiming or to claim the same or any part thereof. Each Collateral Property complies in all respects with each of the criteria set forth in the definition of “Eligible Property.”

5.09 Insurance. Loan Parties are in compliance with the requirements of Section 6.08, and have obtained and delivered to the Administrative Agent all policies and certificates of insurance for the Collateral Properties reflecting the insurance coverages, amounts and other insurance requirements set forth in Section 6.08. No Loan Party, nor, to any Loan Party’s knowledge, any other Person, has done, by act or omission, anything which would materially and adversely impair the coverage of any such policy.

5.10 Commercial Loan. The proceeds of the Loans shall be used for commercial purposes and the Loans shall be construed for all purposes as a commercial loan.

5.11 Taxes. The REIT and its Subsidiaries have filed all state income, federal and other material tax returns and reports required to be filed, and have paid all state income, federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which, other than with respect to Real Estate Taxes for the Collateral properties, are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or with respect to Real Estate Taxes for the Collateral Properties, are being contested in accordance with Section 6.05. There is no proposed tax assessment against the REIT or any Subsidiary that would, if made, have a Material Adverse Effect or a Material Adverse Property Effect. Except for tax protection agreements existing on the Closing Date and such other tax protection agreements that are entered into by the Borrower in connection with Investments permitted under Section 7.03(d), neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws, except in such instances where the failure to comply could not reasonably be expected to result in a liability in excess of the Threshold Amount. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred that could reasonably be expected to result in a liability to any Loan Party in excess of the Threshold Amount, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event that could reasonably be expected to result in a liability to any Loan Party in excess of the Threshold Amount; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither any Loan Party nor any ERISA Affiliate has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.

5.13 Subsidiaries; Equity Interests; Loan Parties. Set forth on Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business, its organizational identification number (if any) and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. All of the outstanding Equity Interests in each of the Loan Parties have been validly issued, are fully paid and non-assessable and, as of the Closing Date, are owned by such Persons in such amounts as are specified on Schedule 5.13 (other than the limited partners of the Borrower or the equity owners of the REIT), in each case, free and clear of all Liens. No Subsidiary of the REIT that is not a Loan Party has any direct or indirect interest in any Collateral Property or owns, directly or indirectly, any Equity Interests of any Subsidiary Guarantor. The Borrower has delivered to the Administrative Agent (i) true, correct and complete copies of the Organization Documents of each Loan Party and (ii) an organizational chart of each Subsidiary Guarantor showing all members and partners thereof.

5.14 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No Loan proceeds will be used by any Loan Party to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any margin stock or for any related purpose governed by Regulations T, U or X issued by the FRB.

(b) None of the REIT, any Person “controlling” (as defined in the Investment Company Act of 1940) the REIT, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, or by which any of the Collateral Properties is bound, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Property Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the REIT represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. No Loan Party is the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law or contemplating filing any such petition, case, proceeding or other action, and, to each Loan Party’s knowledge, no Person is contemplating the filing of any petition, case, proceeding or other action pursuant to any Debtor Relief Law against any Loan Party. No Loan Party has not entered into this transaction or executed any Loan Document with the actual intent to hinder, delay or defraud any creditor and each Loan Party has received reasonably equivalent value in exchange for its obligations under the Loan Documents and the Liens granted or otherwise arising thereunder.

5.16 Compliance with Laws. (a) Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect.

(b) Except as expressly set forth in the Property Condition Report, Baseline Environmental Report or Zoning Report for each Collateral Property, such Collateral Property, and the use thereof and operations thereat by the Subsidiary Guarantor that owns such Collateral Property, comply in all material respects with all Laws, including all subdivision and platting requirements, Laws regarding access and facilities for handicapped or disabled persons, zoning ordinances and regulations and all use restrictions of any Governmental Authority, without relying on any property not owned by such Subsidiary Guarantor and subject to the lien of the Mortgage encumbering such Collateral Property or the existence of any variance, non-complying use, nonconforming use or other special exception, and there are no material outstanding violations of record of any Laws. No land or improvement which is not owned by such Subsidiary Guarantor and subject to the lien of a Mortgage relies on the Collateral Property subject to such Mortgage to fulfill any requirement of any Law. All material Government Approvals for the Collateral Properties necessary for the ownership, construction, operation, use and occupancy have been duly obtained, are in full force and effect, are not subject to appeal, are held in the name of the Subsidiary Guarantor that is the owner of such Collateral Property, and are free from conditions or requirements compliance with which could reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect or which the Borrower or such Subsidiary Guarantor does not reasonably expect to be able to satisfy. To the best knowledge of each Loan Party, there is no proceeding pending or threatened in writing that seeks, or may reasonably be expected, to rescind, terminate, modify or suspend any such Government Approval, nor has any act or omission been committed which could afford any Governmental Authority the right of forfeiture as against any Collateral Property or any monies paid in performance of the Secured Obligations. Except for business licenses and other licenses or permits that are not specifically applicable to the Collateral Properties, no Loan Party has any reason to believe that the Administrative Agent, acting for the benefit of the Secured Parties, will not be entitled, without undue expense or delay, to the benefit of each such Government Approval upon the exercise of remedies under the Collateral Documents.

5.17 Property Condition. Each Collateral Property is not part of a larger tract of Real Property owned by the Borrower, any Subsidiary or any Affiliate, is not otherwise included under any unity of title or similar covenant with other property not owned by the Subsidiary Guarantor that owns such Collateral Property and encumbered by the Mortgage encumbering such Collateral Property (except for any reciprocal easement agreements or similar covenants which are set forth in a Mortgage Policy), and constitutes a separate tax lot or lots with a separate tax assessment or assessments for such Collateral Property, independent of those for any other property or improvements. Except as may be set forth in a Mortgage Policy, no Loan Party has directly or indirectly conveyed, assigned or otherwise disposed of or transferred (or agreed to do so) any development rights, air rights or other similar rights, privileges or attributes with respect to any Collateral Property, including those arising under any zoning or property use ordinance or other applicable Law. All utility services necessary for the use and operation of each Collateral Property are available at the boundaries thereof, including electric and natural gas facilities, telephone service, water supply, storm and sanitary sewer facilities, except, in each case, as otherwise could not reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect. All such utility services cross only dedicated public roads or property subject to properly recorded easements in favor of the utility company providing the service in question. All access easements and rights of way to dedicated public roads necessary for the utilization of the Collateral Properties for their current and anticipated uses have been acquired and are in full force and effect. No Loan Party has made any contract or arrangement of any kind the performance of which by the other party thereto would give rise to a Lien on any Collateral Property other than Permitted Encumbrances. There are no claims for payment for work, labor or materials affecting any Collateral Property which are or may become a Lien on any Collateral Property superior to, or equal in priority to, the lien of any Mortgage, other than those for which the Administrative Agent has received affirmative insurance in the applicable Title Policy. No Collateral Property has been damaged and not repaired (excluding the fire damage, as of the Closing Date, to two units at the Collateral Property known as Landmark at Heritage Park) and is not the subject of any pending Condemnation or adverse zoning proceeding and no Loan Party has received written notice of any threatened proceeding. Except as set forth in the Property Condition Reports, to each Loan Party’s knowledge, the Collateral Properties are in good condition, order and repair in all material respects. Except as set forth in the Property Condition Reports, to each Loan Party’s knowledge, there exists no structural or other material defects in the Collateral Properties. No Loan Party has received any written notice from any insurance company or bonding company of any material defects or inadequacies in the Collateral Properties which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. Each Collateral Property complies in all material respects with all easements, covenants and restrictions affecting such Collateral Property, and all contracts and agreements binding on such Collateral Property, other than any encroachments set forth in the Survey of such Collateral Property. No provision of the Loan Documents violates any such easement, covenant, restriction, contract or agreement in a manner which, individually or in the aggregate, could reasonably have a Material Adverse Effect or a Material Adverse Property Effect. Other than as disclosed in the Survey of any Collateral Property, there are no encroachments on any Land, the Improvements do not encroach upon any adjoining land or adjoining street, and the Improvements lie wholly within the boundaries and building restriction lines of the Collateral Properties.

5.18 Solvency. Each Loan Party, individually and together with its Subsidiaries on a consolidated basis, and taking into account rights of contribution and subrogation, is Solvent.

5.19 Leases. The Borrower has delivered to the Administrative Agent an accurate and complete rent roll and delinquency report for each Collateral Property and the standard lease forms (as approved by the Administrative Agent) to be used for the Collateral Properties. Said rent rolls contain true, correct and complete lists of all Leases for the Collateral Properties as of the date of such rent rolls, and all other information set forth in said rent rolls and delinquency reports is true and correct in all material respects. No Lessee has prepaid more than one (1) month’s rent in advance other than as set forth in said rent rolls (except for security deposits and other charges collected in accordance with the terms of the applicable Lease). All Leases entered into by any Subsidiary Guarantor (and not any prior owner of any Collateral Property) are substantially in the same form as said standard lease form for the applicable Collateral Property. All Leases are valid and enforceable obligations of the applicable Subsidiary Guarantor. No Subsidiary Guarantor is in default under any Lease which default, individually or in the aggregate, has or reasonably could have a Material Adverse Effect or a Material Adverse Property Effect, and no Subsidiary Guarantor’s interest therein is subject to any claim, setoff, or encumbrance. None of the Leases or any of the Rents is subject to any assignment or pledge by any Subsidiary Guarantor (other than to the Administrative Agent). No Lessee or other party has an unexpired option, right of first refusal or other preferential right to purchase all or any portion of any Collateral Property.

5.20 Contracts. The Borrower represents and warrants to Administrative Agent and Lenders that the copy of each management, brokerage, leasing and other Material Contract relating to each Collateral Property furnished or to be furnished to Administrative Agent is and shall be a true and complete copy thereof in all material respects, that there have been no modifications as of the date of delivery which are not fully set forth in the copies delivered, and that each Subsidiary Guarantor’s interest therein is not subject to any claim, setoff, or encumbrance. No Subsidiary Guarantor is a party to any agreement or instrument or subject to any restriction which could reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect. To Borrower’s knowledge, no Subsidiary Guarantor is in default under any agreement or instrument to which it is a party or by which its Collateral Property is bound which default, individually or in the aggregate, has or reasonably could have a Material Adverse Effect or a Material Adverse Property Effect.

5.21 Collateral Documents. The provisions of the Collateral Documents are effective to create (and upon recordation of the Mortgages and filing of the applicable financing statements in the appropriate filing offices, there will be perfected) in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject only to Permitted Encumbrances) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens. Other than in connection with any future change in a Loan Party’s name or the location in which a Loan Party is organized or registered, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with the UCC. A financing statement covering all property covered by any Collateral Document that is subject to a UCC financing statement has been filed and/or recorded, as appropriate, (or irrevocably delivered to the Administrative Agent or a title agent for such recordation or filing) in all places necessary to perfect a valid first priority security interest (subject only to Permitted Encumbrances) with respect to the rights and property that are the subject of such Collateral Document to the extent governed by the UCC and to the extent such security can be perfected by such filing.

5.22 Flood Zone. No portion of any Collateral Property is, under the FDPA, in a Special Flood Hazard Area, or within a Flood Zone designated A or V in a participating community, or, if in such an area or zone, flood insurance is maintained therefor in full compliance with the provisions of Section 6.08.

5.23 Management Agreement. The Property Management Agreement for each Collateral Property is, or will be on the Closing Date or the Inclusion Effective Date of such Collateral Property, the only management and/or leasing agreement related to such Collateral Property, and is, or will be on the Closing Date or the Inclusion Effective Date of such Collateral Property, in full force and effect with no default or event of default existing thereunder, and the copy of each Property Management Agreement delivered to the Administrative Agent is a true, correct and complete copy. No management fees under any Property Management Agreement are accrued and unpaid.

5.24 OFAC. No Loan Party, not any of their respective Subsidiaries, nor, to the knowledge of any Loan Party, any Related Party thereof, is an individual or entity currently the subject of any Sanctions, nor is any Loan Party or any Subsidiary thereof located, organized or resident in a Designated Jurisdiction.

5.25 Loan Broker. The REIT has paid all fees and charges due to any financial advisers, brokers, underwriters, placement agents, agents or finders in connection with the Loan.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, the Loan Parties shall (or, solely in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.13 and 6.21 the REIT shall):

6.01 Financial Statements. Deliver to the Administrative Agent, for distribution to the Lenders, in form and detail satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the REIT (commencing with the fiscal year ended December 31, 2012), a consolidated balance sheet of the REIT and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the REIT (commencing with the fiscal quarter ended March 31, 2013), a consolidated balance sheet of the REIT and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the REIT’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the REIT’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the REIT as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the REIT and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event at least 15 days before the end of each fiscal year of the REIT, (A) forecasts prepared by management of the REIT, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the REIT and its Subsidiaries on a monthly basis and (B) a management-prepared capital and operating budget for each Collateral Property for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs); and

(d) as soon as available, but in any event within 30 days after the end of each fiscal quarter of the REIT, for each such fiscal quarter and for the portion of the fiscal year then ended (A) a statement of all income and expenses in connection with each Collateral Property and (B) an accurate and complete rent roll and delinquency report for each Collateral Property, certified in writing as true and correct by a Responsible Officer of the REIT.

As to any information contained in materials furnished pursuant to Section 6.02(d), the REIT shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the REIT to furnish the information and materials described in subsections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent, for distribution to the Lenders, in form and detail satisfactory to the Administrative Agent:

(a) intentionally omitted;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the REIT (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) representing and certifying (1) that the officer signatory thereto has reviewed the terms of this Agreement, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions contemplated hereby and the consolidated financial condition of the REIT and its Subsidiaries, during the accounting period covered by such reports, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes a Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action any Loan Party has taken, is taking and proposes to take with respect thereto, (2) calculations evidencing the Loan Parties’ compliance with each of the financial covenants set forth in Section 7.12 as of the end of fiscal period covered by such financial statements and (3) a calculation of the Debt Yield as of the end of fiscal period covered by such financial statements;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party, or any audit of any of them (subject, in each case, to professional guidelines);

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the REIT, and copies of all annual, regular, periodic and special reports and registration statements which the REIT may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly after obtaining same, copies of all material reports, studies, inspections and tests made on or with respect to any Collateral Property;

(g) as soon as available, but in any event within 30 days after the end of each fiscal year of the REIT, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(h) promptly, and in any event within 5 Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(i) promptly within 5 Business Days after request by the Administrative Agent or any Lender, a certification certifying that it is not a foreign corporation, foreign partnership, foreign trust, foreign estate or nonresident alien or a disregarded entity owned by any of them (as those terms are defined in the Code);

(j) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party with any Laws that could (i) reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect or (ii) cause any Collateral Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Laws (other than restrictions which Loan Parties are permitted to exist without the consent of Administrative Agent or any Lender pursuant to the terms of this Agreement); and

(k) promptly after the occurrence thereof, the lapse, revocation or other termination of any Governmental Approval for the Collateral Property, that could (i) reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect or (ii) cause any Collateral Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Laws (other than restrictions which Loan Parties are permitted to exist without the consent of Administrative Agent or any Lender pursuant to the terms of this Agreement);

(l) promptly, such additional information, reports and statements respecting each Collateral Property and the Improvements thereon, and such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the REIT posts such documents, or provides a link thereto on the REIT’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Loan Parties’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or any Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, Borrower shall be under no obligation to make any Borrower Materials “PUBLIC”.

6.03 Notices. Promptly notify the Administrative Agent (for distribution to each Lender):

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Property Effect;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party, including any determination by the Borrower referred to in Section 2.10(b);

(e) copies of any material notices (including all attachments thereto and other materials included therewith) pertaining to or related to the Collateral Properties or any Loan Party received from any Governmental Authority;

(f) any written threat of Condemnation, and any negotiations with respect to any such Condemnation;

(g) any litigation, arbitration, proceeding or governmental investigation instituted, or threatened in writing against, any Loan Party or any Collateral Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect, and any material development therein; and

(h) any written notice received by any Loan Party with respect to the cancellation, alteration or non-renewal of any insurance coverage maintained with respect to any Collateral Property.

Each notice pursuant to Section 6.03 shall be accompanied by a statement of a Responsible Officer of the REIT setting forth details of the occurrence referred to therein and stating what action the Borrower or any other Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Appraisals. Pay all out-of-pocket costs incurred by the Administrative Agent for any Appraisal obtained by it (a) at any time upon the occurrence and during the continuance of any Event of Default, (b) at any time required by applicable Laws, or (c) pursuant to Section 2.14 or 2.16, and cooperate with the Administrative Agent and its appraiser with respect to any Appraisal to be obtained by the Administrative Agent for any Collateral Property or Nominated Property, including by providing the appraisers with access upon reasonable prior notice (or at any time during normal business hours but without advance notice during the continuance of an Event of Default) to such Collateral Property or Nominated Property, the books and records of the applicable Loan Party and the Collateral or proposed Collateral subject to appraisal. Whenever Borrower is obligated to pay the cost of any Appraisal hereunder for a Collateral Property or Nominated Property, the payment of such cost shall be a part of the Secured Obligations and shall be due and payable to the Administrative Agent not later than ten Business Days after written demand therefor. Notwithstanding the foregoing, the Administrative Agent may obtain an Appraisal of any Collateral Property or Nominated Property at any time.

6.05 Payment of Obligations. Pay and discharge as the same shall become due and payable (a) all Real Estate Taxes unless the same are being contested in good faith by appropriate proceedings in accordance with applicable Laws diligently conducted and adequate reserves in accordance with GAAP are being maintained by the REIT or such other Loan Party; (b) all other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (c) all lawful claims which, if unpaid, would by law become a Lien upon its property that is not permitted to exist under the Loan Documents; and (d) all other obligations and liabilities if the failure to pay same could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Property Effect. Subject to its right to contest set forth in this Section 6.05, the Borrower or such other Loan Party shall furnish to Administrative Agent upon written request, receipts for the payment of Real Property Taxes for the Collateral Properties. If any Real Property Tax for any Collateral Property is not paid in accordance with this Section 6.05, in addition to all other rights and remedies of Administrative Agent and Lenders, Administrative Agent shall have the right, but shall not be obligated, to pay such Real Property Tax, and the Borrower shall repay same to Administrative Agent upon demand, with interest thereon at the Default Rate accruing from the date such advance is made to the date of repayment, and such amount shall constitute a portion of the Secured Obligations.

6.06 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, including all Governmental Approvals, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect.

6.07 Maintenance of Properties. (a) (i) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business, including each Collateral Property and Improvements thereon in good working order and condition, ordinary wear and tear excepted and, subject to the other terms and provisions of this Agreement, any Casualty excepted; (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect, in each case in a good and workmanlike manner; and (iii) use the standard of care typical in the industry for comparable competitive properties in the operation, management and maintenance of its facilities.

(b) Without the prior written consent of the Administrative Agent, permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or, unless permitted by any Permitted Encumbrance of the applicable Collateral Property, the subsurface of any Collateral Property regardless of the depth thereof or the method of mining or extraction thereof; provided, however, that no Loan Party shall agree to any amendment, modification, supplement or waiver of any Permitted Encumbrance to permit any subsurface drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel).

(c) Not remove, demolish or alter, or permit or suffer the removal, demolition or alteration of, any of the Improvements, or make any alteration of any Improvements or construct any new Improvements that could reasonably be expected to have a Material Adverse Property Effect or a Materially Adverse Property Effect;

(d) Perform continuously to completion in a good and workmanlike manner, and in compliance with all applicable Laws and all applicable terms of the Leases and Permitted Encumbrances in all material respects, and complete promptly, all alterations and Improvements which may be hereafter made or constructed and, subject to the terms of the Loan Documents (including the terms of this Agreement pertaining to use of Insurance Proceeds and Condemnation Awards), promptly restore (in compliance with the terms of this Agreement pertaining to use of Insurance Proceeds and Condemnation Awards) in like manner any portion of the Improvements which may be damaged or destroyed thereon from any cause whatsoever, and pay when due all claims for labor performed and material furnished therefor, subject to the applicable Loan Party’s right to contest any such claims (as long as, with respect to any claim for which a mechanic’s lien has been filed, such contested claims have been bonded over to the satisfaction of the Administrative Agent within sixty (60) days of the date of filing)

(e) After completion of each alteration and new Improvement of or on each Collateral Property, at the Administrative Agent’s request provide the Administrative Agent with a copy of the as-built plans and specifications for same, if any.

(f) Maintain and make available to, and, at the Administrative Agent’s request, provide to the Administrative Agent, copies of (i) all plans, specifications and drawings, including drawings that to reflect as-built conditions, substitutions and changes pertaining to the performance of each alteration and new Improvement of or on each Collateral Property, or such other adequate records to reflect as-built conditions, substitutions and changes, (ii) any contracts, bills of sale, statements, receipts or vouchers pertaining to each alteration and new Improvement of or on each Collateral Property, and (iii) all books, contracts and records of the Loan Parties pertaining to each alteration and new Improvement of or on each Collateral Property, including all work done, labor performed or materials furnished.

(g) Prior to commencing any alteration or new Improvement with respect to any Collateral Property that will reasonably require more three (3) months to complete or cost, individually or in the aggregate with all other alterations and new Improvements of or to such Collateral Property, more than 10% of the appraised value of such Collateral Property set forth in the most recent Appraisal obtained by the Administrative Agent for such Collateral Property:

(i) the Borrower shall have given the Administrative Agent prior notice of same containing a description of such alteration or Improvement and the Borrower’s good faith estimate of the cost thereof;

(ii) the Borrower shall confirm in writing that such alteration shall not violate the terms of any Law, Lease or Permitted Encumbrance in any material respect, and could not reasonably be expected to cause such Collateral Property not to comply with the requirements of the Loan Documents or otherwise to have a Material Adverse Property Effect;

(iii) if the Administrative Agent requests, the Borrower shall have delivered to Administrative Agent all plans, specifications and drawings and architect’s and other construction contracts, if any, for such alteration or Improvement; and

(iv) the Borrower shall have delivered to the Administrative Agent such other information and documentation as the Administrative Agent may reasonably request regarding such alteration or Improvement.

The Borrower shall, at the Administrative Agent’s request, inform the Administrative Agent as to the progress of such alteration or Improvement. The Administrative Agent may, but shall not be obligated, at the Borrower’s expense, to inspect the work or cause an inspection of the work by consultants engaged by the Administrative Agent at Borrower’s expense.

6.08 Maintenance of Insurance. (a) Subject to the requirements of Section 6.08(b) with respect to the Collateral Properties, maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and covering such risks, and in such amounts and with such deductibles, as are customarily carried companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary Guarantor operates, and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

(b) With respect to each Collateral Property, maintain: (i) property insurance with respect to all improvements and other insurable components of such Collateral Property (excluding anything not owned by the applicable Subsidiary Guarantor), against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in “Special Form” (also known as “all-risk”) coverage and against any and all acts of terrorism and such other insurable hazards as the Administrative Agent may require, in an amount not less than 100% of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent the Subsidiary Guarantors and the Administrative Agent from becoming a coinsurer, such insurance to be in “builder’s risk” completed value (non-reporting) form during and with respect to any construction on the such Collateral Property; (ii) if and to the extent any portion of the improvements on such Collateral Property is, under the FDPA, in a Special Flood Hazard Area, within a Flood Zone designated A or V in a participating community, a flood insurance policy in an amount required by the Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable Law and the FDPA, as such requirements may from time to time be in effect; (iii) general liability insurance, on an “occurrence” basis, against claims for “personal injury” liability, including bodily injury, death or property damage liability, for the benefit of the applicable Subsidiary Guarantor as named insured and the Administrative Agent as additional insured; (iv) statutory workers’ compensation insurance with respect to any work on or about such Collateral Property (including employer’s liability insurance, if required by the Administrative Agent), covering all employees of each Subsidiary Guarantor (if any); (v) business interruption or delayed rental insurance in an amount not less than the amount of gross rents payable in a 12 month period and which shall provide an extended period of indemnity endorsement for 360 days on an actual loss sustained basis; and (vi) such other insurance on such Collateral Property and endorsements as may from time to time be required by the Administrative Agent (including automobile liability insurance, boiler and machinery insurance, earthquake insurance, wind insurance, sinkhole coverage, and/or permit to occupy endorsement) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements. All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, limits and retentions, and in forms satisfactory to the Administrative Agent, and shall require not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance. All insurance companies must be licensed to do business in the state in which such Collateral Property is located and must have an A.M. Best Company financial and performance ratings of A-:IX or better. All such insurance policies, except for general liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by the Borrower, any of its Subsidiaries or the Administrative Agent and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Agreement or any other Loan

Document becomes insolvent or the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law, or if in the Administrative Agent’s reasonable opinion the financial responsibility of such insurer is or becomes inadequate, the Borrower shall, in each instance promptly upon its discovery thereof or upon the written request of the Administrative Agent therefor, and at the Borrower’s expense, promptly obtain and deliver to the Administrative Agent a like policy (or, if and to the extent permitted by Administrative Agent, acceptable evidence of insurance) issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Document, as the case may be. Without limiting the discretion of the Administrative Agent with respect to required endorsements to insurance policies, all such policies for loss of or damage to such Collateral Property (including business interruption and delayed rental insurance) shall contain a standard mortgagee clause (without contribution) naming the Administrative Agent as mortgagee and loss payee with loss proceeds payable to the Administrative Agent notwithstanding (w) any act, failure to act or negligence of or violation of any warranty, declaration or condition contained in any such policy by any named or additional insured; (x) the occupation or use of such Collateral Property for purposes more hazardous than permitted by the terms of any such policy; (y) any foreclosure or other action by the Administrative Agent under the Loan Documents; or (z) any change in title to or ownership of such Collateral Property or any portion thereof, such proceeds to be held for application as provided in the Loan Documents. The Borrower shall pay all premiums on policies required hereunder as they become due and payable. If any loss occurs at any time when the Borrower has failed to perform the Borrower’s covenants and agreements in this Section 6.08(b) with respect to any insurance payable because of loss sustained to any part of such Collateral Property whether or not such insurance is required by the Administrative Agent, the Administrative Agent shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for any Loan Party to the same extent as if it had been made payable to the Administrative Agent.

(c) (i) Deliver to the Administrative Agent the originals of each renewal or substitute insurance policy required pursuant to Section 6.08(b) (or to the extent permitted by the Administrative Agent, a copy of the original policy and such evidence of insurance acceptable to the Administrative Agent), with all premiums fully paid current, at least ten (10) days before the termination of the policy it renews or replaces and (ii) promptly deliver to the Administrative Agent evidence satisfactory to the Administrative Agent of the timely payment of all premiums on the policies required pursuant to Section 6.08(b).

(d) Comply with the requirements of the insurance policies required hereunder and of the issuers of such policies and of any board of fire underwriters or similar body as applicable to or affecting any Collateral Property.

(e) The Administrative Agent may retain, at the Borrower’s sole expense, an independent insurance consultant to evaluate the sufficiency of the insurance to be carried pursuant to Section 6.08(b) and to advise the Administrative Agent with respect to such other insurance as may be necessary and prudent to protect the Secured Parties’ security for repayment of the Secured Obligations; provided, however, that, so long as no Event of Default shall have occurred and be continuing, the Borrower shall only be obligated to pay for such independent evaluation one (1) time per calendar year.

(f) Upon any foreclosure of any Mortgage or transfer of title to any Collateral Property in extinguishment of the whole or any part of the Secured Obligations, all of the Loan Parties’ right, title and interest in and to the insurance policies referred to in Section 6.08 (including unearned premiums) and all Insurance Proceeds payable thereunder shall thereupon vest in the purchaser at foreclosure or other such transferee, to the extent permissible under such policies. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive all Insurance Proceeds for loss of or damage to each Collateral Property, regardless of whether or not any insurance policies are required by the Administrative Agent, and the expenses incurred by the Administrative Agent, including reasonable attorneys’ fees, in the adjustment and collection of insurance proceeds shall be a part of the Secured Obligations and shall be due and payable to the Administrative Agent on demand. The Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to any Loan Party. Upon the occurrence and during the continuance of an Event of Default, any Insurance Proceeds received by the Administrative Agent shall, after deduction therefrom of all expenses incurred by the Administrative Agent, including reasonable attorneys’ fees, at the Administrative Agent’s option be (i) released to Borrower, (ii) applied (upon compliance with such terms and conditions as may be required by the Administrative Agent) to the Restoration, either partly or entirely, of the Collateral Property so damaged, or (iii) applied to the payment of the Secured Obligations in such order and manner as the Administrative Agent, in its sole discretion, may elect, whether or not due. In any event, the unpaid portion of the Secured Obligations shall remain in full force and effect and the payment thereof shall not be excused.

6.09 Compliance with Laws. (a) Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, including each Collateral Property, except in such instances in which (i) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect or (ii) such requirement of Law or order, writ, injunction or decree is being contested in good faith in accordance with applicable Laws by appropriate proceedings diligently conducted.

(b) Preserve in force all requisite zoning, utility, building, health, environmental and operating permits from the Governmental Authorities having jurisdiction over its business or property, including all Governmental Approvals for each Collateral Property, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect.

(c) Not, by act or omission, permit any property, building or other improvement not owned by a Subsidiary Guarantor and subject to the lien of the Mortgage encumbering the Collateral Property of such Subsidiary Guarantor to rely on such Collateral Property to fulfill any requirement of any Laws.

6.10 Reporting Compliance. Comply with any and all reporting requirements applicable to the Loan which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, including The International Investment Survey Act of 1976, The Agricultural Foreign Investment Disclosure Act of 1978, The Foreign Investment in Real Property Tax Act of 1980 and the Tax Reform Act of 1984 and, upon the request of the Administrative Agent furnish to the Administrative Agent evidence of such compliance.

6.11 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such other Loan Party, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such other Loan Party, as the case may be.

6.12 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its Properties subject to the rights of Lessees, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (with the Borrower having the right, so long as no Event of Default exists, to have a representative present at all such communications with its independent public accountants), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and subject to the rights of Lessees; provided, that so long as no Event of Default then exists, such visits shall be limited to once in any calendar year; provided, further, that (i) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing without advance notice and (ii) if the Administrative Agent reasonably deems such inspection is an emergency with respect to any Collateral Property, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing without advance notice and at any time.

6.13 Use of Proceeds. Use the proceeds of the Loans for general corporate purposes not in contravention of any Law or of any Loan Document, including to refinance Indebtedness with respect to or secured by the Collateral Properties.

6.14 Additional Guarantors. (a) With respect to any Subsidiary of the Borrower that is not a Guarantor and after the Closing Date acquires, directly or indirectly, any Equity Interests of a Subsidiary Guarantor, (i) cause such Subsidiary to execute Joinder Documents, (ii) as and to the extent requested by the Administrative Agent, deliver to the Administrative Agent the items referenced in Section 4.01(a)(viii), 4.01(a)(ix) and 4.01(a)(xii) with respect to such Subsidiary, (iii) as and to the extent requested by the Administrative Agent, deliver to the Administrative Agent a favorable opinion of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning such Subsidiary and the Loan Documents as the Administrative Agent may reasonably request, (iv) provide the Administrative Agent with the tax identification number for such Subsidiary and (v) provide the Administrative Agent and each Lender with all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, and the results of any such “know your customer” or similar investigation conducted by the Administrative Agent or any Lender.

(b) Notwithstanding anything to the contrary contained herein, neither the Borrower nor the REIT shall directly own any Collateral Property at any time and no Subsidiary Guarantor shall own more than one Collateral Property at any time.

6.15 Intentionally Omitted.

6.16 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, documents, supplements, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) to the fullest extent permitted by applicable Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

6.17 Leases; Use of Rents. (a) Promptly perform and fulfill, or cause to be performed and fulfilled, each and every obligation of such Loan Party under all Leases, unless the failure to do so, either individually or in the aggregate, does not and could not reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect.

(b) Furnish to the Administrative Agent a copy of each notice of default sent by any Lessee to such Loan Party promptly after such Loan Party’s receipt thereof, which default, individually or in the aggregate with all other alleged defaults by Lessees, if true, could reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect.

(c) Enforce its rights with regard to all Leases unless the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect.

(d) Use commercially reasonable efforts to lease the Collateral Properties.

(e) Except for apartment units which may be leased to on-site employees of the Property Manager, as set forth on the rent roll for the applicable Collateral Property, not, without the prior approval of the Administrative Agent, enter into any Lease except for Leases that: (i) are substantially on the standard form lease approved by the Administrative Agent; (ii) are entered into in the ordinary course of business of such Loan Party with bona fide unrelated third party Lessees, with respect to which such Loan Party, acting in good faith and exercising due diligence, has determined are financially capable of performing their obligations under the

Leases; (iii) reflect an arm’s length transaction at then-current market rate for comparable space; and (iv) contain no right to purchase any Collateral Property or any present or future interest therein.

(f) Promptly after written request by the Administrative Agent from time to time, provide to the Administrative Agent (i) correct and complete copies of all Leases, (ii) complete rent rolls of the Collateral Properties in such detail as Administrative Agent may reasonably request, together with such delinquency and leasing schedules and reports as the Administrative Agent may reasonably request and (iii) subject to applicable privacy laws in favor of Lessees, such other information regarding Lessees and prospective Lessees and other leasing information as the Administrative Agent may reasonably request.

(g) Except as otherwise required pursuant to this Agreement, apply all rents and all other income derived from the Collateral Properties to pay the costs and expenses associated with the ownership, leasing, maintenance, development, management, operation and marketing of the Collateral Properties, including all amounts then required to be paid under the Loan Documents, before using or applying such income for any other purpose.

6.18 Management of the Collateral Properties. (a) (i) Cause each Collateral Property to be managed by the Property Manager in accordance with the applicable Property Management Agreement, and, unless otherwise agreed by the Administrative Agent in writing, cause each Property Management Agreement to be in effect at all times, (ii) promptly perform and observe all of the material covenants required to be performed and observed by the applicable Subsidiary Guarantor under its Property Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder, (iii) promptly notify the Administrative Agent of any material default under each Property Management Agreement of which it becomes aware, (iv) promptly deliver to the Administrative Agent a copy of any notice of material default received by the applicable Subsidiary Guarantor under its Property Management Agreement; (v) promptly give notice to the Administrative Agent of any notice that the applicable Subsidiary Guarantor receives which indicates that the Property Manager is terminating the Property Management Agreement or that the Property Manager is otherwise discontinuing its management of the applicable Collateral Property, and (vi) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by the Property Manager under each Property Management Agreement.

(b) Not surrender, terminate or cancel any Property Management Agreement or otherwise replace any Property Manager, or enter into any other management agreement with respect to any Collateral Property, without the prior written consent of the Administrative Agent.

(c) Not, without the prior written consent of Administrative Agent: (i) reduce or consent to the reduction of the term of the Management Agreement; (ii) increase or consent to the increase of the amount of any charges under the Management Agreement; (iii) modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement, in each case, in any material respect; or (iv) otherwise amend or consent to the amendment of the terms of the Management Agreement in any material respect.

(d) If (i) an Event of Default exists, (ii) the Property Manager is insolvent or becomes the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law, (iii) the Property Manager is in default of any material covenant or obligation under a Property Management Agreement beyond the expiration of any applicable grace period set forth therein, or (iv) the Property Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, the applicable Subsidiary Guarantor shall, at the request of the Administrative Agent, promptly terminate the applicable Property Management Agreement and replace the applicable Property Manager with a property manager approved by the Administrative Agent pursuant to a Property Management Agreement on terms and conditions reasonably satisfactory to the Administrative Agent.

6.19 Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect (other than allowing a Material Contract to terminate or expire by its terms), enforce each such Material Contract in accordance with its terms, and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party is entitled to make under such Material Contract, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect.

6.20 [Intentionally Omitted].

6.21 Maintenance of REIT Status. The REIT will at all times continue to be organized and operated in a manner that will allow it to qualify for REIT Status.

6.22 Casualties to Collateral Properties. (a) Promptly, and in any case within three (3) Business Days after the occurrence thereof, notify the Administrative Agent of any fire or other Casualty with respect to any portion of any Collateral Property. Such notice also shall generally describe the nature and extent of such Casualty and set forth the Borrower’s best preliminary estimate of the cost of Restoration.

(b) The Administrative Agent shall be entitled to receive all insurance proceeds, awards and payments payable with respect to each Collateral Property on account of any Casualty other than, provided that no Event of Default shall have occurred and shall then be continuing and Borrower uses such proceeds to pay for the Restoration, a Casualty resulting in insurance proceeds (excluding business interruption proceeds) of less than the Casualty Proceeds Disbursement Threshold. Each Loan Party hereby irrevocably assigns, transfers and sets over to the Administrative Agent all rights of such Loan Party to any such insurance proceeds, award or payment. Each Loan Party hereby irrevocably authorizes and empowers the Administrative Agent, in the name of such Loan Party or otherwise, to file for and prosecute in its own name what would otherwise be such Loan Party’s claim for any such insurance proceeds, awards and payments. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and shall then be continuing and provided the Borrower promptly files all claims and diligently prosecutes same, the Borrower shall have the right to file, adjust, settle and prosecute any claim for such insurance proceeds, awards and payments; provided, however, that the Borrower shall not agree to any adjustment or settlement of any such claim payable with respect to a Casualty the insurance proceeds with respect to which are equal to or greater than 10% of the Appraised Value of such Collateral Property set forth in the most recent Appraisal thereof obtained by the Administrative Agent (the “Casualty Proceeds Disbursement Threshold”) without the Administrative Agent’s prior written consent. All reasonable expenses incurred by the Administrative Agent (including the fees of any insurance consultant or adjuster and reasonable attorneys’ fees) in connection with a Casualty and seeking and obtaining any insurance proceeds, award or payment with respect thereto shall be a part of the Secured Obligations and shall be due and payable to the Administrative Agent not later than ten Business Days after written demand therefor. Net Proceeds held by the Administrative Agent, together with any interest earned thereon, shall constitute additional security for the payment of the Secured Obligations (a security interest therein being granted hereby), until disbursed in accordance with this Section 6.22 or Section 6.23. Notwithstanding the foregoing, or anything else herein, to the contrary, all proceeds of business interruption/rent loss insurance may be collected by and shall be paid to Administrative Agent and applied in accordance with Section 6.22(g).

(c) The Borrower shall, at its sole cost and expense, promptly commence and diligently and continuously perform to completion the Restoration in a good and workmanlike manner and in compliance with all Laws and the requirements of the Permitted Encumbrances, whether or not the Borrower shall have satisfied the requirements of Section 6.22(d) in order to cause the Net Proceeds to be made available for such Restoration and whether or not such insurance proceeds on account of the Casualty shall be sufficient for such purpose.

(d) In the case of any Casualty with respect to which the insurance proceeds payable are equal to or greater than the Casualty Proceeds Disbursement Threshold, the Net Proceeds shall be held by the Administrative Agent, if the Administrative Agent so elects, as a part of the Collateral and shall be applied or dealt with by the Administrative Agent as follows:

(i) The Net Proceeds shall be disbursed on a monthly basis if the following conditions are satisfied (each a “Release Condition” and collectively, the “Release Conditions”):

(A) no Default shall have occurred and be continuing;

(B) the Borrower shall have delivered to the Administrative Agent within sixty (60) days after the occurrence of the Casualty, a notice of its desire to undertake the Restoration;

(C) the Borrower shall have demonstrated to the satisfaction of the Administrative Agent that the Restoration can be completed at least six (6) months prior to the then-current Maturity Date, or such earlier time as may be required by applicable Law;

(D) to the extent, in the Administrative Agent’s reasonable judgment, the Net Proceeds are insufficient to pay the costs of the Restoration, the Borrower shall have provided Administrative Agent with a letter of credit, cash deposit or similar equivalent security in the amount of such deficiency in form, content and issuer satisfactory to the Administrative Agent;

(E) the Borrower shall have delivered to the Administrative Agent a budget and plans and specifications for the Restoration approved the Administrative Agent; and

(F) prior to any disbursement by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent evidence acceptable to the Administrative Agent that the portion of the Restoration applicable to the requisition being made has been completed satisfactorily and lien-free and in compliance with Laws.

(ii) Notwithstanding Section 6.22(d)(i), if the Administrative Agent does not elect to hold the Net Proceeds, the Loan Parties shall not disburse any Net Proceeds other than in accordance with the conditions of this Section 6.22(d) and Section 6.22(e).

(e) If an Event of Default shall have occurred and be continuing, the Release Condition set forth in Section 6.22(d)(i)(B) hereof is not satisfied within the period set forth therein, or one or more of the other Release Conditions set forth in Section 6.22(d)(i)(C) through (F) above are not satisfied within one hundred and twenty (120) days of the occurrence of any Casualty, all Net Proceeds shall be applied in accordance with Section 6.24. If a Default shall have occurred and be continuing, the Administrative Agent shall not make the requested disbursement until such time, if any, as such Default does not exist (and the other Release Conditions are satisfied).

(f) All reasonable expenses incurred by the Administrative Agent in connection with making the Net Proceeds available for the Restoration (including reasonable attorneys’ fees and reasonable fees of Administrative Agent’s construction consultants and inspectors) shall be a part of the Secured Obligations and shall be due and payable to the Administrative Agent not later than ten Business Days after written demand therefor. Any Net Proceeds remaining after the Restoration and the payment in full of all costs incurred in connection with the Restoration, in the Administrative Agent’s sole discretion, either will be distributed by the Administrative Agent to the Borrower or applied as a mandatory prepayment of the Loans.

(g) Business interruption/rent loss insurance proceeds with respect to each Collateral Property shall be deposited into either (i) an account or subaccount of the Administrative Agent or (ii) an account at a bank or other financial institution approved by the Administrative Agent. Provided no Event of Default shall have occurred and be continuing, such proceeds shall be applied to the payment of operating expenses for the affected Collateral Property approved by Administrative Agent and in such manner and upon such conditions as Administrative Agent shall determine. Each Loan Party hereby grants to the Administrative Agent a security interest in all rights of such Loan Party in and to such account and all sums on deposit therein as additional security for the Secured Obligations. If held by the Administrative Agent, the credit balance in such account or subaccount may be commingled with the general funds of the Administrative Agent. If not held by the Administrative Agent, the Subsidiary Guarantor that owns the affected Collateral Property shall cause the bank or financial institution at which such account is held to execute and deliver to the Administrative Agent an account agreement with respect to such account, pursuant to which the Administrative Agent shall have a perfected security interest in such account and sole control over such account, the Loan Parties shall pay all fees and costs with respect thereto and no Loan Party shall not close such account without obtaining the prior written consent of the Administrative Agent. Neither the Administrative Agent nor Secured Parties shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to such account as a result of the exercise by the Administrative Agent of any of its rights, remedies or obligations hereunder or under any other Loan Document. Any interest earned on the balance of such account shall be deposited into such account and be applied with the balance of such account in accordance with this Section 6.21(g). Any business interruption/rent loss insurance proceeds remaining after completion of the Restoration shall be distributed to the Subsidiary Guarantor that owns the affected Collateral Property so long as no Event of Default shall have occurred and be continuing.

6.23 Condemnation of Collateral Properties. (a) Promptly, and in any case within three (3) Business Days after the occurrence thereof, the Borrower shall notify the Administrative Agent of any Condemnation or the commencement of any proceedings or negotiations which might result in a Condemnation. Such notice shall generally describe the nature and extent of such Condemnation or the nature of such proceedings or negotiations and the nature and extent of the Condemnation which might result therefrom. The Administrative Agent shall be entitled hereunder to all awards or compensation payable on account of any Condemnation. Each Loan Party hereby irrevocably assigns, transfers and sets over to the Administrative Agent all of its rights to any such awards or compensation and irrevocably authorizes and empowers the Administrative Agent, in the name of such Loan Party or otherwise, to collect and receipt for any such award or compensation and delegates to the Administrative Agent the right to file and prosecute any and all claims for any such awards or compensation and to participate in any and all hearings, trials and appeals in connection with a Condemnation on behalf of such Loan Party. The Administrative Agent may participate in such proceedings or negotiations and Loan Parties shall deliver or cause to be delivered to the Administrative Agent all instruments requested by the Administrative Agent to permit such participation; provided, however, that the Administrative Agent shall be under no obligation to question the amount of the award or compensation. Although it is hereby expressly agreed that the same shall not be necessary, and in any event, Loan Parties shall, upon demand of the Administrative Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or compensation to the Administrative Agent, free and clear of any encumbrances of any kind or nature whatsoever. The Administrative Agent may be represented by counsel satisfactory to it at the expense of the Borrower. All reasonable expenses incurred by Administrative Agent in connection with making any Condemnation and seeking and obtaining any award or payment on account thereof (including reasonable attorneys’ fees and reasonable fees of any appraiser or other consultant) shall be a part of the Secured Obligations and shall be due and payable to the Administrative Agent upon demand.

(b) The Borrower shall, at its sole cost and expense, promptly commence and diligently and continuously perform to completion the Restoration following a Condemnation in a good and workmanlike manner and in compliance with all Laws and the requirements of the Permitted Encumbrances, whether or not the Borrower shall have satisfied the Release Conditions in order to cause the Net Restoration Award to be made available for such Restoration and whether or not such awards or compensation, if any, on account of the Condemnation shall be sufficient for such purpose.

(c) All Net Restoration Awards shall be held by the Administrative Agent at its election. All Net Restoration Awards shall be applied as follows:

(i) If the Release Conditions are satisfied, and the Condemnation is not a Material Condemnation, all Net Restoration Awards shall be applied to pay the cost of Restoration, such application to be effected in the same manner and subject to the conditions provided in Section 6.22(d) with respect to Net Proceeds. Any Net Restoration Awards remaining after the Restoration and the payment in full of all costs incurred in connection with the Restoration, in the Administrative Agent’s sole discretion, either will be distributed by the Administrative Agent to the Borrower or applied as a mandatory prepayment of the Loans.

(ii) If the Condemnation is a Material Condemnation, or one or more of the Release Conditions are not satisfied as provided in Section 6.22(e), all Net Restoration Awards shall be applied in accordance with Section 6.24.

(iii) In the case of a Condemnation for temporary use, any Net Restoration Awards shall be deposited and applied in the same manner and subject to the conditions provided in Section 6.21(g) with respect to business interruption/rent loss insurance proceeds.

6.24 Application of Proceeds of Casualty or Condemnation to Loan. Upon a Casualty, if the disposition of the Net Proceeds is governed by Section 6.22(e) or upon a Condemnation, if the disposition of the Net Restoration Awards is governed by Section 6.23(c)(ii), Administrative Agent shall have the option to (a) make available the Net Proceeds or the Net Restoration Awards, as the case may be, to the Borrower for Restoration in the manner provided in Section 6.22(d) or (b) apply the Net Proceeds and/or the Net Restoration Awards to the Secured Obligations, in such order and manner as Administrative Agent determines, as the case may be. Notwithstanding anything to the contrary herein, if the Collateral Property affected by such Casualty or Condemnation is released pursuant to Section 2.16(c), then the Administrative Agent shall release to the Borrower any unapplied Net Proceeds or Net Restoration Award arising from such Casualty or Condemnation.

6.25 Statement Concerning Loan Documents. Furnish within five (5) Business Days of request by the Administrative Agent a written statement in such form as may reasonably be required by the Administrative Agent stating that (a) the Notes, this Agreement and the other Loan Documents are valid and binding obligations of such Loan Party, enforceable against Loan Party in accordance with their terms; (b) the unpaid principal balance of the Notes; (c) the date to which interest on the Notes is paid; (d) the Notes, this Agreement and the other Loan Documents have not been released, subordinated or modified; and (e) such Loan Party has no offsets, counterclaims or defenses against the enforcement of the Notes, this Agreement or any other Loan Document. If any of the foregoing statements are untrue, such Loan Party shall, alternatively, specify the reasons therefor.

6.26 Subsidiary Guarantors as SPEs; Other Covenants. With respect to each Subsidiary Guarantor, preserve and keep in full force and effect its existence as an SPE. Each Subsidiary Guarantor shall conduct business only in its own name (including its trade name or names) and shall not change its name, identity, or organization structure, or the location of its chief executive office or principal place of business unless such Collateral Subsidiary (a) shall have obtained the prior written consent of the Administrative Agent (which is not to be unreasonably withheld, conditioned or delayed), and (b) shall have taken all actions necessary or reasonably requested by the Administrative Agent to file or amend any financing statement and other Loan Document reasonably required to assure perfection and continuation of perfection of the Liens under the Collateral Document.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than inchoate indemnity obligations) shall remain unpaid or unsatisfied, the Loan Parties shall not, directly or indirectly (for the avoidance of doubt, this Article shall not apply to Subsidiaries of the REIT or the Borrower that are not Subsidiary Guarantors):

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names any Loan Party as debtor, or assign any accounts or other right to receive income, other than the following:

(a) with respect to any property, assets or revenues of the Borrower or the REIT:

(i) Liens pursuant to any Loan Document;

(ii) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

(iii) Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(v) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(vi) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vii) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(viii) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(ix) Liens on the Equity Interests of any Subsidiary that is not a Loan Party and that does not, directly or indirectly, own an Equity Interest in any Person that owns a Collateral Property; and

(x) Liens securing Indebtedness permitted under Section 7.02(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(b) with respect to any property, assets or revenues of any Loan Party other than the Borrower or the REIT:

(i) Permitted Encumbrances; and

(ii) Liens of the sort permitted under clause (a)(iii) or (a)(viii) of this Section 7.01.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Borrower or the REIT outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the Loan Parties shall be in compliance, on a pro forma basis, with the provisions of Section 7.12 (as if such refinancing, refunding, renewal or extension occurred on the last day of the most recently ended fiscal quarter prior to such occurrence);

(c) intercompany loans and advances to Loan Parties to the extent permitted under Sections 7.03(b) and (c); provided that all such intercompany Indebtedness owed by any Loan Party shall be unsecured and subordinated in right of payment to the payment in full of the Secured Obligations pursuant to the terms of any applicable promissory notes or an intercompany subordination agreement, in each case, in form and substance reasonably satisfactory to Administrative Agent; and

(d) any other Indebtedness of the Borrower or the REIT; provided that taking into account the incurrence of such Indebtedness, the Loan Parties shall be in compliance, on a pro forma basis (as if such Indebtedness was incurred on the last day of the most recently ended fiscal quarter prior to such incurrence), with the provisions of Section 7.12.

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower or the REIT in the form of Cash Equivalents;

(b) Investments by the Borrower or the REIT in Loan Parties;

(c) Investments by the Loan Parties in their respective Subsidiaries outstanding on the date hereof;

(d) any Investment by the Borrower or the REIT consisting of an acquisition of Real Property and related assets or Equity Interests of a Subsidiary, in each case to the extent that the consideration paid by the Borrower or the REIT for such acquisition consists of the issuance of (i) common Equity Interests of the REIT and/or (ii) limited partnership interests of the Borrower issued in a transaction permitted under Section 7.05(d);

(e) any Investment consisting of a contribution by the Borrower to a Subsidiary of cash that constitutes the proceeds received by the Borrower or the REIT from the substantially concurrent issue of (i) common Equity Interests of the REIT (which cash proceeds have been contributed by the REIT to the Borrower) or (ii) limited partnership interests of the Borrower;

(f) so long as no Default has occurred and is continuing or would result from such Investment, Investments by the Borrower or the REIT in Subsidiaries that are not Loan Parties so long as after giving effect thereto the aggregate amount of Investments made in reliance on this clause (f) does not exceed 10% of the Total Asset Value at such time;

(g) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(h) Guarantees permitted by Section 7.02; and

(i) the Collateral Properties.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or enter into any agreement to do any of the foregoing, except for a Disposition permitted by Section 7.05(c).

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out equipment, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions by the Borrower or the REIT of any Property (other than Equity Interests of a Subsidiary Guarantor) not constituting Collateral; provided that at the time of and immediately after giving effect to such Disposition no Default shall have occurred and be continuing or would result therefrom;

(c) the Disposition of any Collateral Property or all, but not less than all, of the Equity Interests of any Guarantor (other than the REIT), but only to the extent that concurrently with such Disposition such Collateral Property or Guarantor is released in accordance with Section 2.16(c); and

(d) the issuance of limited partnership interests of the Borrower or common Equity Interests of the REIT, but solely to the extent that, after giving effect thereto, a Change of Control has not occurred;

provided, however, that any Disposition pursuant to Section 7.05 shall be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that:

(a) each Subsidiary Guarantor may make Restricted Payments to the Borrower or the REIT and, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, any other Person that owns a direct Equity Interest in such Subsidiary Guarantor, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) each Loan Party may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) each Loan Party may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d) the Borrower may make Restricted Payments in an aggregate amount in any fiscal year of the REIT not to exceed the greater of (i) 95% of Funds From Operations for such fiscal year and (ii) the amount of Restricted Payments required to be paid by the REIT (in the Borrower’s reasonable judgment) in order for the REIT to (x) maintain its REIT Status and (y) avoid the payment of federal or state income or excise tax; provided, that (1) during the existence of an Event of Default arising under Section 8.01(a), Restricted Payments by the Borrower shall only be permitted up to the minimum amount needed to maintain the REIT’s REIT Status and (2) notwithstanding the preceding clause (1), no Restricted Payments will be permitted following acceleration of the Obligations pursuant to Section 8.02 or during the existence of an Event of Default arising under Section 8.01(f) or (g); and

(e) the REIT shall be permitted to make Restricted Payments with any amounts received by it from the Borrower pursuant to Section 7.06(d).

7.07 Change in Nature of Business. (a) Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

(b) without in any way limiting Section 7.07(a), in the case of the REIT, engage in any business or activity other than (i) being the sole general partner of the Borrower, (ii) the ownership of 100% of the general partnership interests of the Borrower, (iii) maintaining its corporate existence and issuing, selling, redeeming and Disposing of its Equity Interests (common or preferred), (iv) participating in tax, accounting and other administrative activities as the parent of the Consolidated Group, including the Loan Parties, (v) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (vi) the incurrence of Indebtedness, and (vii) activities incidental to the businesses or activities described in clauses (i) through (vi) of this subsection (b) to the extent not prohibited by this Agreement.

(c) without in any way limiting Section 7.07(a), in the case of the Borrower, engage in any business or activity other than (i) the ownership of all outstanding Equity Interests in the Guarantors (other than the REIT), (ii) maintaining its limited partnership existence, (iii) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (iv) forming and capitalizing Subsidiaries, (v) acquiring Property, (vi) the incurrence of Indebtedness, granting of Liens and making of Investments, (vii) issuing, selling, redeeming, reacquiring and otherwise dealing with its limited partnership interests, and (viii) activities incidental to the businesses or activities described in clauses (i) through (vii) of this subsection (c) to the extent not prohibited by this Agreement.

(d) without in any way limiting Section 7.07(a), in the case of the Guarantors (other than the REIT), engage in any business or activity other than as contemplated by its Organization Documents.

7.08 Transactions with Affiliates. Enter into or permit to exist any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to Property Management Agreements between Subsidiaries of the Borrower who are not Loan Parties or to transactions between or among the Loan Parties or, with respect to Collateral Properties, to Property Management Agreements with respect to which a Property Manager Subordination Agreement shall have been executed and delivered to Administrative Agent.

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Loan Party to make Restricted Payments to the Borrower or any Guarantor, to otherwise transfer property to the Borrower or any Guarantor or to invest in any Guarantor, (ii) of any Loan Party to Guarantee the Indebtedness of the Borrower or (iii) of any Loan Party to

create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person. No Subsidiary Guarantor shall enter into any agreement or instrument or become subject to any restriction which could reasonably be expected to have a Material Adverse Effect or a Material Adverse Property Effect. No Loan Party has made any contract or arrangement of any kind the performance of which by the other party thereto would give rise to a Lien on any Collateral Property other than Permitted Encumbrances.

7.10 Zoning and Uses. (a) Execute or file any subdivision plat or condominium declaration affecting any Collateral Property or consent to the annexation of any Collateral Property to any municipality, (b) initiate or permit any zoning reclassification of any Collateral Property, (c) seek any variance under existing zoning ordinances applicable to any Collateral Property, (d) use or permit the use of any Collateral Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Law, (e) if under applicable zoning provisions the use of all or any portion of any Collateral Property is or shall become a nonconforming use, cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the prior written consent of Administrative Agent; (f) permit any Collateral Property to be used or occupied (or unoccupied) so as to impair the insurance carried thereon or (g) use or occupy or conduct any activity on, or allow the use or occupancy of or the conduct of any activity on, any Collateral Property in any manner which constitutes a public or private nuisance or which makes void, voidable or cancelable, or increases the premium of, any insurance then in force with respect thereto.

7.11 Use of Proceeds. Use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.12 Financial Covenants. (a) Consolidated Leverage Ratio. Permit Consolidated Funded Indebtedness to exceed (i) at any time prior to the Extension Period, 70% of Total Asset Value and (ii) at any time during the Extension Period, 65% of Total Asset Value, in each case, as of the last day of each fiscal quarter of the REIT.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the REIT to be less than (i) 1.20:1.00 as of the end of any fiscal quarter ending prior to the Extension Period and (ii) 1.50:1.00 as of the end of any fiscal quarter ending during the Extension Period.

7.13 Contracts. Without Administrative Agent’s prior written approval as to parties, terms, and all other matters, the Loan Parties shall not (a) enter into any material brokerage, leasing, maintenance or other contract pertaining to a Collateral Property that is not unconditionally terminable by such Loan Party, or any successor owner of any Collateral

Property, without penalty or payment on not more than sixty (60) days notice to the other party thereunder, (b) materially modify, amend, or terminate any such contracts, (c) default under any such contract in material respect, (d) permit any such contract to terminate by reason of any failure of such Loan Party to perform thereunder and (e) shall promptly deliver to the Administrative Agent a copy of any notice of material default received by any Loan Party under any such contract.

7.14 Amendments of Organization Documents. At any time cause or permit any of its Organization Documents to be modified, amended or supplemented without, in each case, the express prior written consent or approval of the Administrative Agent, except that the Loan Parties may make modifications, amendments and supplements that could not reasonably be expected to have an adverse effect on the rights or interests of the Lenders in connection with the Loans or under the Loan Documents; provided that if such prior consent or approval is not required, the applicable Loan Party shall nonetheless deliver a copy of such modified, amended or supplemented Organization Documents to the Administrative Agent within 30 days of such modification, amendment or supplement.

7.15 Accounting Changes. Make any change in its (a) accounting policies or reporting practices except as required by GAAP or (b) fiscal year.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within three days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.04, 6.06(a), 6.06(b), 6.08, 6.09, 6.13, 6.18 or 6.26 or Article VII or Article X; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (x) the date upon which a Responsible Officer of any Loan Party obtains knowledge of such failure or (y) the date upon which any Loan Party has received written notice of such failure from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party (A) fails to make any payment when due after giving effect to any applicable grace periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person, or all or any part of any Collateral Property, and is not released, vacated or fully bonded within the earlier of (y) 30 days after the date of the issuance or levy of such Lien, and (z) the date on which the property or the applicable Loan Party’s interest therein is subject to risk of sale, forfeiture, termination, cancellation or loss; or

(h) Judgments. There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Material Adverse Property Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents; Impairment. Any Collateral Document after delivery thereof pursuant to Section 4.01, 2.16 or 6.16 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby or the occurrence of any condition or situation which, in the reasonable determination of Administrative Agent, constitutes a danger to the Lien or priority of a Mortgage, if such condition or situation is not remedied within thirty (30) days after written notice to the Borrower; or

(m) REIT Status; Single Purpose Entity. (i) The REIT shall, for any reason, fail to maintain its REIT Status or (ii) any Subsidiary Guarantor fails to maintain its status as an SPE.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Section 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such or to any trustee, referee or similar Person in connection with the exercise of remedies under any Collateral Document;

Second, if the Administrative Agent acquires (directly or indirectly) title to any Collateral Property, obtains a receiver for any Collateral Property or is entitled to possession of any Collateral Property during or after foreclosure pursuant to the terms of any Mortgage, to the payment of operating expenses, the establishment of reasonable operating reserves, and to fund any capital improvement, leasing and other reserves for such Collateral Property, in each case to the extent permitted by applicable Laws;

Third, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender)) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and other Secured Obligations arising under the Loan Documents and any fees, premiums and scheduled periodic payments due under Secured Hedge Agreement, ratably among the Lenders and the Hedge Banks in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Secured Obligations constituting (a) unpaid principal of the Loans, (b) any breakage, termination or other payments (other than amounts payable under clause Fourth) under Secured Hedge Agreements and (c) Secured Obligations then owing under Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 8.03.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Laws. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the REIT or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any subagents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent. (a) The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be withheld or delayed unreasonably and shall be deemed given if the Borrower fails to respond within ten (10) Business Days of receiving notice of a proposed appointment by the Required Lenders of a successor agent for the Lenders). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Loan Parties and the Secured Parties hereby irrevocably authorize the Administrative Agent, based upon the instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Secured Parties whose Secured Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Secured Obligations credit bid in relation to the aggregate amount of Secured Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Collateral Documents, the Administrative Agent will not execute and deliver a release of any Lien on any Collateral. Upon request by the Administrative Agent or the Borrower at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 9.09.

9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to transfer or release any Lien on, or after foreclosure or other acquisition of title by the Administrative Agent on behalf of the Secured Parties to transfer or sell, any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), (ii) constituting a release, transfer or sale of a Lien, a Collateral Property or any other Collateral if the Borrower will certify to Administrative Agent that the release, transfer or sale is permitted under this Agreement or the other Loan Documents (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to own directly or indirectly any Collateral Properties (and Equity Interests in any Subsidiary Guarantor) as a result of a transaction permitted under the Loan Documents;

(c) to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 7.01(i); and

(d) if all or any portion of any Collateral Property is acquired by foreclosure or by deed in lieu of foreclosure, the Administrative Agent shall take title to such Collateral Property in its name or by an Affiliate of the Administrative Agent, but for the benefit of all Secured Parties in their Applicable Percentages on the date of the foreclosure sale or recordation of the deed in lieu of foreclosure (the “Acquisition Date”). The Administrative Agent and all of the Lenders hereby expressly waive and relinquish any right of partition with respect to any Collateral Property so acquired. After any Collateral Property is acquired, Administrative Agent shall appoint and retain one or more Persons (individually and collectively, “Property Manager”) experienced in the management, leasing, sale and/or dispositions of similar properties.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to sell, transfer, release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10; provided, however, that (i) the Administrative Agent shall not be required to execute any document necessary to evidence such release, transfer or sale on terms that, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the transfer, release or sale without recourse, representation or warranty, and (ii) such transfer, release or sale shall not in any manner discharge, affect or impair the obligations of any Loan Party other than those expressly being released.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all Obligations (other than inchoate indemnity obligations).

ARTICLE X

CONTINUING GUARANTY

10.01 Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, jointly and severally, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Obligations and all Additional Secured Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (i) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (ii) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations absent demonstrable error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03 Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party, but excluding satisfaction thereof by way of payment) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.

10.04 Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other Person is joined as a party.

10.05 Subrogation. Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

10.07 Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Secured Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Borrower to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.

10.08 Stay of Acceleration. If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by a Guarantor immediately upon demand by the Secured Parties.

10.09 Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.10 Limitations on Enforcement. If, in any action to enforce this Guaranty or any proceeding to allow or adjudicate a claim under this Guaranty, a court of competent jurisdiction determines that enforcement of this Guaranty against any Guarantor for the full amount of the Secured Obligations is not lawful under, or would be subject to avoidance under, Section 548 of the Bankruptcy Code or any applicable provision of comparable state law, the liability of such Guarantor under this Guaranty shall be limited to the maximum amount lawful and not subject to avoidance under such law.

10.11 Contribution. At any time a payment in respect of the Secured Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Secured Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Secured Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Secured Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who either has not made any payments or has made payments in respect of the Secured Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Secured Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided, that no Guarantor may take any action to enforce such right until all of the Secured Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full in immediately available funds, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 10.11 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Secured Obligations and any other obligations owing under this Guaranty. As used in this Section 10.11, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Secured Obligations arising under this Guaranty) on such date. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 10.11, each Guarantor who makes any payment in respect of the Secured Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Secured Obligations have been indefeasibly paid and performed in full in cash. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

10.12 Keepwell. The Borrower and each Guarantor that is an “Eligible Contract Participant” as defined in the Commodity Exchange Act with total assets exceeding $10 million (determined before giving effect to this Section 10.12) with respect to any Swap Obligation hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Loan Party that is not an Eligible Contract Participant (as so determined; each, a “Specified Loan Party”) with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Eligible Contract Participant’s obligations under this Section 10.12 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount) and without limitation of the foregoing the Borrower hereby absolutely, unconditionally and irrevocably guarantees the payment and performance by each Specified Loan Party of its obligations under this Guaranty with respect to all Swap Obligations. The obligations of each such Eligible Contract Participant under this Section 10.12 shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 10.12 to constitute, and this Section 10.12 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 or 4.02, without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (including mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Guarantor from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

11.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and

Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice, e-mail or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.

(d) Change of Address, Etc. Each of the Borrower and the other Loan Parties and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the

Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the REIT or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and including, with respect to (A) and (B) above, (i) fees and charges of any construction consultant, inspector and/or engineer; (ii) appraisal and re-appraisal costs, to the extent required to be paid by the Borrower under Section 6.04 or another provision of this Agreement or any Loan Document, and survey costs; (iii) title insurance charges and premiums; (iv) title search or examination costs, including abstracts, abstractors’ certificates and uniform commercial code searches; (v) judgment and tax lien searches for each Loan Party; (vi) escrow fees; (vii) fees and costs of environmental investigations, site assessments and remediations (except as expressly provided in the Loan Documents); (viii) recordation taxes, documentary taxes, transfer taxes and mortgage taxes; (ix) filing and recording fees; (x) loan brokerage fees; and (xi) actual and reasonable fees and costs in connection with the addition or release of any Real Property as a Collateral Property after the Closing Date pursuant to the terms of Section 2.16.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the trustee(s) under any Mortgages which are deeds of trust, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, imposed on any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) (A) defect in, Lease at, or other use, operation, occupancy, alteration, construction or other activity at or on, or condition of, any Collateral Property, (B) performance or default of any Loan Party, any Loan Party’s surveyors, architects, engineers, contractors, or any other Person, (C) failure to protect or insure the Improvements or (D) payment of costs of labor, materials, or services supplied for the Improvements, (iv) any actual or alleged presence or release of Hazardous Materials (as such term is defined in the Environmental Indemnity Agreements) on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability (as such term is defined in the Environmental Indemnity Agreements) related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by the Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Debt Domain, IntraLinks, Syndtrak or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such subagent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party, nor any Subsidiary thereof, shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of this Section 11.06(b), (ii) by way of participation in accordance with the provisions of this Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment and the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and such fee shall be waived in the event of an assignment by a Lender to its Affiliate. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to any Loan Party or any Loan Party’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Laws without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or any Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the REIT or any Subsidiary. For purposes of this Section, “Information” means all information received from the REIT or any Subsidiary relating to the

REIT or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the REIT or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the REIT or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO

IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, not any Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the

Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP

	By:	Landmark Apartment Trust of America, Inc., its general partner

		By:	/s/ Stanley J. Olander, Jr.
		Name:	Stanley J. Olander, Jr.
		Title:	Chief Executive Officer

GUARANTORS:

LANDMARK APARTMENT TRUST OF AMERICA, INC.

	By:	/s/ Stanley J. Olander, Jr.
	Name:	Stanley J. Olander, Jr.
	Title:	Chief Executive Officer

LANDMARK AT HERITAGE FIELDS, LLC

	By:	Landmark Apartment Trust of America Holdings, LP, its manager

		By:	Landmark Apartment Trust of America, Inc., its general partner

			By:	/s/ Stanley J. Olander, Jr.
			Name:	Stanley J. Olander, Jr.
			Title:	Chief Executive Officer

LANDMARK AT RIDGEWOOD PRESERVE, LLC

By:	Landmark Apartment Trust of America Holdings, LP, its manager

	By:	Landmark Apartment Trust of America, Inc., its general partner

		By:	/s/ Stanley J. Olander, Jr.
		Name:	Stanley J. Olander, Jr.
		Title:	Chief Executive Officer

MANCHESTER PARK, LLC

By:	Landmark Apartment Trust of America Holdings, LP, its manager

	By:	Landmark Apartment Trust of America, Inc., its general partner

		By:	/s/ Stanley J. Olander, Jr.
		Name:	Stanley J. Olander, Jr.
		Title:	Chief Executive Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Keegan Koch
	Name:	Keegan Koch
	Title:	Senior Vice President

LENDERS:	BANK OF AMERICA, N.A., as a Lender

	By:	/s/ Keegan Koch
	Name:	Keegan Koch
	Title:	Senior Vice President

CITIBANK. N.A., as a Lender

By:	/s/ Deborah Adelman
Name:	Deborah Adelman
Title:	Vice President

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage

Bank of America, N.A.	$65,000,000	50.000000000%

Citibank, N.A.	$65,000,000	50.000000000%

Total	$130,000,000	100.000000000%

SCHEDULE 2.16(a)

CERTAIN NOMINATED PROPERTIES

Owner	Nominated Property

Baymeadows Partners, LLC (d/b/a Grand Isles at Baymeadows)	Grand Isles at Baymeadows Apts 8335 Freedom Trail Crossing Jacksonville, FL

Duval County, FL

G&E Apartment REIT Kedron Village, LLC	Kedron Village Apts
100 Hyacinth Lane
Peachtree City, GA

Fayette County, GA

Crown Ridge Partners, LLC	Grand Terraces Apts
6000 Regal Estates Lane
Charlotte, NC

Mecklenburg County, NC

Hampton Ridge Partners, LLC	Victoria Park Apts
4616 Stoney Trace Drive
Charlotte, NC

Mecklenburg County, NC

Bear Creek Partners, LLC	The Palisades at Bear Creek Apts
200 Bear Creek Drive
Euless, TX

Tarrant County, TX

Bedford Partners LLC	Kensington Station Apts
2401 L. Dodson Drive
Bedford, TX

Tarrant County, TX

Cottonwood Partners LLC	Monterra Pointe Apts
2103 Cottonwood Club
Arlington, TX

Tarrant County, TX

Pear Ridge Partners LLC	Crestmont Reserve Apts
5050 Pear Ridge Drive
Dallas, TX

Collin County, TX

Riverview Partners SC, LLC	Reserve at River Walk Apts
4501 Bentley Drive
Columbia, SC

Richland County, SC

SCHEDULE 5.08

COLLATERAL PROPERTIES; SUBSIDIARY GUARANTORS;

RELEASE PRICES; CERTAIN REPORTS

Collateral Property	Subsidiary Guarantor Owner	Reports	Release Price

Landmark at Heritage Fields Apts 2308 Fair Oaks Drive Arlington, TX 76011 Tarrant County, TX	Landmark at Heritage Fields, LLC	2.14.13 Reliance Letter & Zoning Conformance Report by Zoning-Info, Inc. Property Condition Report by Nova Consulting dated 2.8.13 Environmental Site Assessment report by Nova Consulting dated 2.8.13	$10,914,650

Landmark at Ridgewood Preserve Apts 1000 Mill Crossing Place Arlington, TX 76006 Tarrant County, TX	Landmark at Ridgewood Preserve, LLC	2.14.13 Reliance Letter & Zoning Conformance Report by Zoning-Info, Inc. Property Condition report by Nova Consulting dated 2.8.13 Environmental Site Assessment report by Nova Consulting dated 2.8.13	$6,831,000

Manchester Park Apts 2011 Lincoln Drive Arlington, TX 76011 Tarrant County, TX	Manchester Park, LLC	2.14.13 Reliance Letter & Zoning Conformance Report by Zoning-Info, Inc. Property Condition report by Nova Consulting dated 2.8.13 Environmental Site Assessment report by Nova Consulting dated 2.8.13	$4,443,600

SCHEDULE 5.13

LOAN PARTIES; EQUITY INTERESTS

Loan Party	Equity Owner	State of Formation	Principal Place of Business	Organizational ID No.	US Taxpayer ID No.
Landmark at Heritage Fields, LLC	Landmark Apartment Trust of America Holdings, L.P. (100%)	DE	2308 Fair Oaks Dr., Arlington, Texas 76011	DE 4823434	27-2587313

Landmark at Ridgewood Preserve, LLC	Landmark Apartment Trust of America Holdings, L.P. (100%)	DE	1000 Mill Crossing Place, Arlington, Texas 76006	DE 4823429	27-2586930

Manchester Park, LLC	Landmark Apartment Trust of America Holdings, L.P. (100%)	DE	2011 Lincoln Drive, Arlington, Texas 76011	DE 4823431	27-2588541

Landmark Apartment Trust of America Holdings, L.P.	Landmark Apartment Trust of America, Inc. (100% GP Interest)	VA	4901 Dickens Road, Suite 101, Richmond, VA 23230	L019093-6	20-4067415

Landmark Apartment Trust of America, Inc.	N/A	MD	4901 Dickens Road, Suite 101, Richmond, VA 23230	D11020195	20-3975609

SCHEDULE 7.01

EXISTING LIENS

None.

SCHEDULE 7.02

EXISTING INDEBTEDNESS

Bay Breeze Sonesta, LLC

Guaranty of Non-Recourse Obligations executed by Landmark Apartment Trust of America, Inc., a Maryland corporation, to and for the benefit of CWCAPITAL LLC, a Massachusetts limited liability company, dated August 30, 2012.

Daytona Seabreeze, LLC

Loan Indemnification Agreement by Landmark Apartment Trust of America, Inc., a Maryland corporation and Landmark Apartment Trust of America Holding, LP, a Virginia limited partnership, in favor of Joseph Lubeck and Richard Zahn, dated August 28, 2012, in the amount of $18,000,000.00.

Landmark at Emerson Park, LLC

Guaranty of Non-Recourse Obligations executed by Landmark Apartment Trust of America, Inc., a Maryland corporation, to and for the benefit of CBRE Multifamily Capital, Inc., a Delaware corporation, dated August 30, 2012.

Landmark at Creekside Grand, LLC

Guaranty entered into by Landmark Apartment Trust of America, Inc., a Maryland corporation and Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership, for the benefit of U.S. Bank National Association, as Trustee for the Registered Holders of Morgan Stanley Capital I Inc., Multifamily Mortgage Pass-Through Certificates, Series 2011-K701, dated October 4, 2012.

Esplanade Apartments, LLC

Guaranty entered into by Landmark Apartment Trust of America, Inc., a Maryland corporation and Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership, for the benefit of Deutche Bank Trust Company Americas, dated September 14, 2012.

Baymeadows Partners, LLC

Guaranty entered into by Landmark Apartment Trust of America, Inc., a Maryland corporation for the benefit of Federal Home Loan Mortgage Corporation, dated November 8, 2012.

Landmark at Grand Palms, LLC

(1) (First Lien) Acknowledgement and Agreement of Key Principal to Personal Liability for Exceptions to Non-Recourse Liability by Landmark Apartment Trust of America, Inc., a Maryland corporation, for the benefit of M&T Realty Capital Corporation, a Maryland corporation, dated October 31, 2012.

(2) (Second Lien) Acknowledgement and Agreement of Key Principal to Personal Liability for Exceptions to Non-Recourse Liability by Landmark Apartment Trust of America, Inc., a Maryland corporation, for the benefit of M&T Realty Capital Corporation, a Maryland corporation, dated October 31, 2012.

Landmark at Grand Meadow, LLC

Guaranty of Non-Recourse Obligations executed by Landmark Apartment Trust of America, Inc., a Maryland corporation and Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership, for the benefit of Berkadia Commercial Mortgage LLC, a Delaware limited liability company, dated October 11, 2012.

El Conquistador Partners, LLC

Guaranty of Non-Recourse Obligations executed by Landmark Apartment Trust of America, Inc., a Maryland corporation and Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership, for the benefit of Berkadia Commercial Mortgage LLC, a Delaware limited liability company, dated October 10, 2012.

ADMG Altamonte Partners, LLC

Guaranty entered into by Landmark Apartment Trust of America, Inc., a Maryland corporation and Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership for the benefit of U.S. Bank National Association, as Trustee for the benefit of the Registered Holders of Deutche Mortgage & Asset Receiving Corporation, Multifamily Mortgage Pass-Through Certificates, Series 2011-K701, dated October 1, 2012.

Landmark Grand at Galleria, LLC

(1) Guaranty entered into by Landmark Apartment Trust of America, Inc., a Maryland corporation and Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership for the benefit of U.S. Bank National Association, as Trustee for the benefit of the Registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Multifamily Mortgage Pass-Through Certificates, Series 2011-K701, dated October 19, 2012.

(2) Unsecured Promissory Note dated October 19, 2012, in the amount of $500,000.00, made by Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership in favor of Legacy Galleria LLC, a Delaware limited liability company.

Century Mill Partners, LLC

(1) Indemnity and Guaranty Agreement made by Landmark Apartment Trust of America, Inc., a Maryland corporation and Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership, in favor of Wells Fargo Bank, National Association, dated November 5, 2012.

(2) Hazardous Substances Indemnity Agreement made by Century Mill Partners, LLC, a Delaware limited liability company, Landmark Apartment Trust of America, Inc., a Maryland corporation and Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership, in favor of Wells Fargo Bank, National Association, dated November 5, 2012.

Woodberry Partners, LLC

Guaranty entered into by Landmark Apartment Trust of America, Inc., a Maryland corporation, for the benefit of Federal Home Loan Mortgage Corporation, dated November 8, 2012.

Kings Carlyle Club Apartments, LLC

Guaranty entered into by Landmark Apartment Trust of America, Inc., a Maryland corporation, for the benefit of Federal Home Loan Mortgage Corporation, dated January 31, 2013, in the amount of $2,000,000.00.

Landmark at Brighton Colony, LLC

(1) Hazardous Materials Indemnity Agreement by Landmark at Brighton Colony, LLC, a Delaware limited liability company, and Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership to Wells Fargo Bank, National Association, dated February 28, 2013.

(2) Repayment Guaranty made by Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership, in favor of Wells Fargo Bank, National Association, dated February 28, 2013, in the amount of $24,480,000.00.

(3) Limited Guaranty and Guaranty of Partial Payment made by Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership, in favor of Wells Fargo Bank, National Association, dated February 28, 2013.

Landmark at Greenbrooke Commons, LLC

Guaranty of Non-Recourse Obligations, by Landmark Apartment Trust of America, Inc., a Maryland corporation, to and for the benefit of Wells Fargo Bank, National Association, a national banking association, dated February 28, 2013.

G&E Apartment REIT Canyon Ridge, LLC

Guaranty by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of Capmark Bank, dated September 15, 2008.

G&E Apartment REIT Creekside Crossing, LLC

Guaranty by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of Capmark Bank, dated June 26, 2008.

Apartment REIT Hidden Lakes, LP

(1) Environmental Indemnity Agreement by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of Wachovia Bank, National Association, dated December 28, 2006.

(2) Indemnity and Guaranty Agreement by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of Wachovia Bank, National Association, dated December 28, 2006.

(3) SEC Indemnity and Guaranty Agreement by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of Wachovia Bank, National Association, dated December 28, 2006.

G&E Apartment REIT Kedron Village, LLC

Guaranty by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of Capmark Bank, dated June 27, 2008.

G&E Apartment REIT Mission Rock Ridge, LLC

Guaranty-CME by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of Berkadia Commercial Mortgage LLC, a Delaware limited liability company, dated September 30, 2010.

Apartment REIT Residences at Braemar, LLC

(1) Supplemental Carveout Guarantee and Indemnity Agreement by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of Transamerica Occidental Life Insurance Company, dated June 29, 2007.

(2) Supplemental Environmental Indemnity Agreement by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of Transamerica Occidental Life Insurance Company, dated June 29, 2007.

G&E Apartment REIT The Heights at Olde Towne, LLC

Guaranty by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of Capmark Bank, dated December 21, 2007.

G&E Apartment REIT The Myrtles at Olde Towne, LLC

Guaranty by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of Capmark Bank, dated December 21, 2007.

Apartment REIT Towne Crossing, LP

Guaranty by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of Federal Home Loan Mortgage Corporation, dated August 29, 2007.

Apartment REIT Villas of El Dorado, LLC

(1) Environmental Indemnity Agreement by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of The Bank of New York Trust Company, National Association, as Trustee for the Registered Holders of Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-IQ14, dated November 1, 2007.

(2) Limited Guaranty by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of The Bank of New York Trust Company, National Association, as Trustee for the Registered Holders of Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-IQ14, dated November 1, 2007.

Apartment REIT Walker Ranch, LP

(1) Environmental Indemnity Agreement by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of Wachovia Bank, National Association, dated April 12, 2007.

(2) Indemnity and Guaranty Agreement by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of Wachovia Bank, National Association, dated April 12, 2007.

(3) SEC Indemnity and Guaranty Agreement by Landmark Apartment Trust of America, Inc., a Maryland corporation, in favor of Wachovia Bank, National Association, dated April 12, 2007.

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER AND GUARANTORS:

Landmark Apartment Trust of America Holdings, LP

4901 Dickens Road, Suite 101

Richmond, Virginia 23230

Attention: Gus G. Remppies

Telephone: 804-237-1338

Facsimile: 804-237-1345

Electronic Mail: GRemppies@latreit.com

Website Address: www.latareit.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

135 South LaSalle Street

Mail Code: IL4-135-06-30

Chicago, Illinois 60603

Attention: Keegan Koch, Senior Vice President

Telephone: 312-992-6167

Facsimile: 312-992-9767

Electronic Mail: keegan.koch@baml.com

Account Name: REAS Los Angeles LASR Site

Account No.: 136621 1723001

Ref: Landmark Apartment Trust of America Holdings, LP (obligor #02683338)

ABA# 0260-0959-3

Attn: Nancy T. Lee (213-345-7382)

Other Notices as Administrative Agent:

Bank of America, N.A.

135 South LaSalle Street

Mail Code: IL4-135-06-41

Chicago, Illinois 60603

Attention: Linda Jena, Vice President

Telephone: 312-904-1479

Facsimile: 312-453-5380

Electronic Mail: linda.jena@baml.com

Schedule 11.02

EXHIBIT A

FORM OF LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March     , 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Landmark Apartment Trust of America Holdings, LP (the “Borrower”), Landmark Apartment Trust of America, Inc., and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing	☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP

By:	Landmark Apartment Trust of America, Inc., its general partner

By:

Name:

Title:

Form of Loan Notice

A-1

EXHIBIT B

FORM OF NOTE

$	__________

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the lesser of the principal sum of                      DOLLARS ($        ) or the aggregate unpaid principal amount of all Loans from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of March     , 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Landmark Apartment Trust of America, Inc., and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is secured by the Collateral Documents and is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

B -1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP

By:	Landmark Apartment Trust of America, Inc., its general partner

By:

Name:

Title:

Form of Note

B -2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March     , 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Landmark Apartment Trust of America Holdings, LP (the “Borrower”), Landmark Apartment Trust of America, Inc. (the “REIT”), and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the chief executive officer, chief financial officer, treasurer or controller of the REIT, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the REIT, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Loan Parties have delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the REIT ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Loan Parties have delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the REIT ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the REIT and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review in reasonable detail of the transactions contemplated by the Agreement and the consolidated financial condition of the REIT and its Subsidiaries during the accounting period covered by such financial statements.

3. A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all of their Obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]

[such review has not disclosed the existence during or at the end of such fiscal period, and that the undersigned does not have knowledge of the existence as at the date of this Certificate, of any condition or event which constitutes a Default.]

—or—

[such review has disclosed the existence during or at the end of such fiscal period, or the undersigned has knowledge of the existence as at the date of this Certificate, of one or more conditions or events which constitute Defaults and the following is a list of each such Default, the nature and period of existence thereof and what action any Loan Party has taken, is taking and proposes to take with respect thereto:]

4. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,         .

LANDMARK APARTMENT TRUST OF AMERICA, INC.

By:

Name:

Title:

Form of Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.12(a) – Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date:		$

	B.	Total Asset Value at Statement Date:

		1.	Net Operating Income from all Real Properties for the fiscal quarter ending on Statement Date (“Subject Period”):	$

		2.	Net Operating Income attributable to all such Real Properties sold or otherwise disposed of during Subject Period:	$

		3.	Capitalization Rate:		6.50%

		4.	Aggregate acquisition cost of all owned Real Properties acquired during the Subject Period:	$

		5.	Aggregate book value of all unimproved land holdings, mortgage or mezzanine loans, notes receivable and/or construction in progress owned by the REIT and its Consolidated Subsidiaries on Statement Date:	$

		6.	(((Line I.B.1. - Line I.B.2.) * 4) ÷ Line I.B.3.) + Line I.B.4. + Line I.B.5.:	$

		7.	Consolidated Group Pro Rata Share of the items referenced in Line I.B.1., Line I.B.2., Line I.B.4. and Line I.B.5. attributable to the interests in Unconsolidated Affiliates on Statement Date:	$

		8.	Unrestricted Cash at Statement Date:	$

		9.	Total Asset Value at Statement Date: Line I.B.6. + Line I.B.7.+ Line I.B.8.:	$

	C.	Maximum Total Indebtedness Permitted
		70%[1] of Total Asset Value at Statement Date (70%[1] of Line I.B.9):		$

	Excess (deficient) for covenant compliance (Line I.C. – I.A.):			$

[1]	65% during the Extension Period

Form of Compliance Certificate

II.	Section 7.12 (b) – Consolidated Fixed Charge Coverage Ratio.

	A.	Consolidated EBITDA for the period of four consecutive fiscal quarters ending on Statement Date (“FC Subject Period”):

		1.	Consolidated Net Income for FC Subject Period:		$

		2.	An amount which, in the determination of Consolidated Net Income for FC Subject Period, has been deducted for or in connection with:

			a.	Consolidated Interest Charges for FC Subject Period:	$

			b.	provision for Federal, state, local and foreign income taxes payable by the REIT and its Subsidiaries for FC Subject Period:	$

			c.	depreciation and amortization expense for FC Subject Period:	$

			d.	other non-recurring expenses of the REIT and its Subsidiaries (which do not represent a cash item in FC Subject Period or any future period):	$

			e.	Specified Consolidated EBITDA add-backs (Line II.A.2.a. + Line II.A.2.b + Line II.A.2.c. + Line II.A.2.d. + Line II.A.2.e.):	$

		3.	An amount which, in the determination of Consolidated Net Income for FC Subject Period, has been included for or in connection with:

			a.	Federal, state, local and foreign income tax credits of the REIT and its Subsidiaries for FC Subject Period:	$

			b.	all non-cash items increasing Consolidated Net Income for FC Subject Period:	$

			c.	Specified Consolidated EBITDA deducts (Line II.A.3.a. + Line II.A.3.b.):	$

		4.	Consolidated EBITDA for FC Subject Period (Line II.A.1. + Line II.A.2.e. - Line II.A.3.c.):		$

	B.	aggregate amount of all Capital Expenditures during FC Subject Period:			$

	C.	(Line II.A.4. - Line II.B.):			$

Form of Compliance Certificate

	D.	Consolidated Fixed Charges for FC Subject Period:

		1.	Consolidated Interest Charges for FC Subject Period:	$

		2.	the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money of the REIT and its Subsidiaries for FC Subject Period (excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness not prohibited under Section 7.02):	$

		3.	the aggregate amount of all Restricted Payments made by the REIT and its Subsidiaries during FC Subject Period:	$

		4.	the aggregate amount of Federal, state, local and foreign income taxes paid in cash by the REIT and its Subsidiaries for FC Subject Period:	$

		5.	Fixed Charges for FC Subject Period (Line II.D.1. + Line II.D.2. + Line II.D.3. + Line II.D.4.):	$

	C.	Consolidated Fixed Charge Coverage Ratio (Line II.C. ÷ Line II.D.5.):			to 1.00

Minimum required: 1.20 to 1.00[2]

III.	Calculation of Debt Yield.

	A.	Net Operating Income from all Collateral Properties for the Subject Period:		$

	B.	Line III.A annualized on a basis reasonably acceptable to the Administrative Agent:		$

	C.	Outstanding Amount as of the Statement Date:		$

	D.	Debt Yield (Line III.B. ÷ Line III.C.):				%[3]

[2]	1.50 to 1.00 during the Extension Period
[3]

for purposes of Section 4.02(d): minimum of (a) 8.60% on the Closing Date, (b) 8.65% during the period from September 30, 2013 to the first anniversary of the Closing Date, (c) 9.00% during the period from the first anniversary of the Closing Date to the second anniversary of the Closing Date and (d) 9.50% during the Extension Period

Form of Compliance Certificate

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]5 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 hereunder are several and not joint.]7 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[4]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[5]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[6]	Select as appropriate.
[7]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Assumption

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Landmark Apartment Trust of America Holdings, LP

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of March , 2013, among Landmark Apartment Trust of America Holdings, LP (the “Borrower”), Landmark Apartment Trust of America, Inc., and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Aggregate Amount of Commitment/Loans for all Lenders[10]	Amount of Commitment/Loans Assigned	Percentage[11] Assigned of Commitment/Loans		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date:	][12]

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[8]	List each Assignor, as appropriate.
[9]	List each Assignee and, if available, its market entity identifier, as appropriate.
[10]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][13]
[NAME OF ASSIGNOR]

By:

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE[S][14]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][15] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[13]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[14]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[15]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

[Consented to:][16]

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP

By:	Landmark Apartment Trust of America, Inc., its general partner

By:
Title:

[16]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) or (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT E

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of             , 20     (this “Joinder Agreement”), made by the Subsidiary[ies] of Landmark Apartment Trust of America Holdings, LP (together with its permitted successors and assigns, the “Borrower”) signatory hereto ([each] a “New Subsidiary Guarantor”), Landmark Apartment Trust of America, Inc. (the “REIT”) and the Subsidiaries of the Borrower that are presently Subsidiary Guarantors, in favor of Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders referred to in that certain Credit Agreement, dated as of March     , 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the REIT and certain Subsidiaries of the Borrower identified therein, as guarantors, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent.

W I T N E S S E T H:

WHEREAS, the parties to this Joinder Agreement wish to add the New Subsidiary Guarantor[s] to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Joinder Agreement is entered into pursuant to Section 6.14 of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. [The][Each] New Subsidiary Guarantor, hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges and agrees to:

(a) join the Credit Agreement as a Guarantor, as indicated with its signature below; and

(b) be bound by all terms, covenants, agreements and acknowledgments attributable to a Guarantor in the Credit Agreement and to perform all obligations and duties required of it by the Credit Agreement, in each case, to the same extent it would have been bound or obligated if it had been a signatory to the Credit Agreement on the date of the Credit Agreement.

2. [The][Each] New Subsidiary Guarantor represents and warrants to the Administrative Agent and the other Credit Parties that this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. [The][Each] New Subsidiary Guarantor further represents and warrants that the representations

Form of Joinder Agreement

and warranties contained in Article V of the Credit Agreement as they relate to such New Subsidiary Guarantor or which are contained in any certificate furnished by or on behalf of such New Subsidiary Guarantor are true and correct in all material respects on and as of the date hereof, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (ii) any representation or warranty that is already by its terms qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification and (iii) that for purposes of this Joinder Agreement, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

3. The address, taxpayer identification number and jurisdiction of organization of [each][the] New Subsidiary Guarantor is set forth in Annex I to this Joinder Agreement.

4. This Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

5. Except as expressly supplemented hereby, the Credit Agreement and the Guaranty shall remain in full force and effect.

6. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Form of Joinder Agreement

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

[NEW SUBSIDIARY GUARANTOR[S]], as [the][a] New Subsidiary Guarantor

By:
Name:
Title:

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP, as the Borrower

By:	LANDMARK APARTMENT TRUST OF AMERICA, INC., its general partner

By:
Name:
Title:

LANDMARK APARTMENT TRUST OF AMERICA, INC., as a Guarantor

By:
Name:
Title:

[OTHER SUBSIDIARIES OF BORROWER, as existing Guarantors]

By:
Name:
Title:

Form of Joinder Agreement

ACKNOWLEDGED AND AGREED TO:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Form of Joinder Agreement

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

I, the undersigned chief financial officer of LANDMARK APARTMENT TRUST OF AMERICA, INC., a Maryland real estate investment trust (the “REIT”), DO HEREBY CERTIFY on behalf of the Loan Parties that:

1. This certificate is furnished pursuant to Section 4.01(a)(xvi) of the Credit Agreement (as in effect on the date of this certificate; the capitalized terms defined therein being used herein as therein defined) dated as of March     , 2013 among Landmark Apartment Trust of America Holdings, LP (the “Borrower”), the REIT and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent (as from time to time in effect, the “Credit Agreement”).

2. After giving effect to the transactions to occur on the Closing Date (including, without limitation, all Loans to occur on the Closing Date), and taking into account rights of contribution and subrogation, each Loan Party is solvent.

[Signature Page Follows]

Form of Solvency Certificate

F - 1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of March     , 2013.

LANDMARK APARTMENT TRUST OF AMERICA, INC.

By:
Name:
Title:

Form of Solvency Certificate

F - 2

EXHIBIT G

SURVEY REQUIREMENTS

1. Requirements. The survey shall be made in accordance with, and meet the requirements of, the certification below by a registered professional engineer or registered professional land surveyor licensed by the state in which the property is located. The description shall be a single metes and bounds perimeter description of the entire land, and a separate metes and bounds description of the perimeter of each constituent tract or parcel out of the land. The total acreage and square footage of the land and each constituent tract or parcel of the land shall be certified. If the land has been recorded on a map or plat as part of an abstract or subdivision, all survey lines must be shown, and all lot and block lines (with distances and bearings) and numbers, must be shown. The date of any revisions subsequent to the initial survey prepared pursuant to these requirements must also be shown. The date of the field work on the property upon which the survey is made must be no more than thirty (30) days prior to the inclusion of the property in the borrowing base.

2. Certification. The certification for the property description and the map or plat shall be addressed to Administrative Agent, the applicable Guarantor and the Title Company (and if applicable, any issuing agent for the Title Company), signed by the surveyor, bearing current date, registration number, and seal, and shall be in the following form or its substantial equivalent:

This is to certify to Bank of America, N.A., as administrative agent for certain parties, (insert Guarantor) and (insert Title Company, and if applicable, issuing agent), and their respective successors and/or assigns, that this map or plat and the survey on which it is based were made in accordance with 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and NSPS, and includes Items 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a) (as to utilities, surface matters only), 13, 16, 17 and 18 of Table A thereof. Pursuant to the Accuracy Standards as adopted by ALTA, ACSM and NSPS and in effect on the date of this certification, the undersigned further certifies that in my professional opinion, as a land surveyor registered in the State of (insert state where the property is located), the maximum Relative Positional Accuracy resulting from the measurements made on the survey does not exceed the Allowable Relative Positional Accuracy for Measurements Controlling Land Boundaries on ALTA/ACSM Land Title Surveys (0.07 feet or 20mm + 50 ppm). The undersigned additionally certifies that (a) this survey was made on the ground under my supervision; (b) the survey and the information, courses and distances shown thereon are correct; (c) the survey correctly shows the location of all buildings, structures and other improvements situated on the subject land; (d) except as shown, there are no visible easements or rights of way across the subject land, encroachments onto adjoining premises, streets, alleys or easement areas by any buildings, structures or other improvements, and no encroachments onto the subject land by buildings, structures or other improvements situated on adjoining premises; (e) I have received and examined a copy of the Title Insurance Commitment No.                     issued by (insert name of Title Company) with an effective date of                  , 2012 as well as a copy of each instrument listed therein, and the subject land and each tract or parcel thereof described in this survey is the same land as described in said Title Insurance Commitment; (f) this survey correctly shows all matters of record (and to the extent they can be located, their location and dimensions) set forth in said commitment, and otherwise of which I

Survey Requirements

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have been advised affect the subject land, according to the legal description of such matters (with instrument, book and page number indicated); (g) if the subject land consists of two or more tracts or parcels having common boundaries, those tracts and parcels are contiguous along the common boundaries; (h) the title lines and lines of actual possession are the same; (i) except as shown on this survey, no part of the subject land is located in a 100-year Flood Plain or in an identified “flood prone area,” as defined pursuant to the Flood Disaster Protection Act of 1973, as amended, as reflected by Flood Insurance Rate Map Panel #                     dated                     , which such map panel covers the area in which the subject land is situated and this survey correctly indicates the zone designation of any area as being in the 100-year Flood Plain or “flood prone area”; (j) the record description of the subject land forms a mathematically closed figure; (j) the number of striped parking spaces located on the subject land is                     , and, to the extent possible, are graphically shown hereon; (k) the subject land has direct physical access to                     , a public street or highway; (l) to the best of my knowledge, this survey shows the relation of and distance of all substantial, visible buildings, sidewalks and other improvements to easements and setback lines shown on the recorded plat or set forth in the applicable zoning ordinance for the subject land; and (m) to the best of my knowledge, except as shown on this survey, neither the subject land nor any tract or parcel thereof serves any adjoining land for drainage, utilities, or ingress or egress.

Survey Requirements

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EXHIBIT H-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of March     , 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Landmark Apartment Trust of America Holdings, LP (the “Borrower”), Landmark Apartment Trust of America, Inc., and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20

U.S. Tax Compliance Certificate

EXHIBIT H-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of March     , 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Landmark Apartment Trust of America Holdings, LP (the “Borrower”), Landmark Apartment Trust of America, Inc., and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20

U.S. Tax Compliance Certificate

EXHIBIT H-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of March     , 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Landmark Apartment Trust of America Holdings, LP (the “Borrower”), Landmark Apartment Trust of America, Inc., and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20

U.S. Tax Compliance Certificate

EXHIBIT H-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of March     , 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Landmark Apartment Trust of America Holdings, LP (the “Borrower”), Landmark Apartment Trust of America, Inc., and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20

U.S. Tax Compliance Certificate

EXHIBIT I

FORM OF

SECURED PARTY DESIGNATION NOTICE

TO:	Bank of America, N.A., as Administrative Agent

RE:	Credit Agreement, dated as of March , 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement), among Landmark Apartment Trust of America Holdings, LP (the “Borrower”), Landmark Apartment Trust of America, Inc., and certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

DATE:	[Date]

[Name of Cash Management Bank/Hedge Bank] (the “Secured Party”) hereby notifies you, pursuant to the terms of the Credit Agreement, that the Secured Party meets the requirements of a [Cash Management Bank] [Hedge Bank] under the terms of the Credit Agreement and is a [Cash Management Bank] [Hedge Bank] under the Credit Agreement and the other Loan Documents.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

A duly authorized officer of the undersigned has executed this notice as of the day and year set forth above.

,
as a [Cash Management Bank] [Hedge Bank]

By:

Name:

Title:

Secured Party Designation Notice

I - 1